SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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☑	Definitive proxy statement
☐	Definitive additional materials
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BELDEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 7, 2010

Dear Stockholder:

I am pleased to invite you to our 2010 Annual Stockholders’ Meeting. We will hold the meeting at 11 a.m. Central time on May 19, 2010 at the Saint Louis Club (16th Floor), Pierre Laclede Center, 7701 Forsyth Boulevard, St. Louis, Missouri.

We are pleased to be taking advantage of the U.S. Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this e-proxy process should expedite stockholders’ receipt of proxy materials, lower the associated costs, and conserve natural resources.

On April 7, 2010, we began mailing our stockholders a notice containing instructions on how to access our 2010 Proxy Statement and 2009 Annual Report and vote online. The notice also included instructions on how to receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, which are both available at http://investor.belden.com/annuals.cfm.

The agenda for this year’s annual meeting includes the following item:

Agenda Item	Board Recommendation

Election of Ten Directors Nominated	FOR
By the Company’s Board of Directors

Please refer to the proxy statement for detailed information on the proposal and the annual meeting. Your vote is important and we kindly request that you cast your vote.

Sincerely,

John Stroup
President and Chief Executive Officer

BELDEN INC.
7733 Forsyth Boulevard
Suite 800
St. Louis, Missouri 63105
(314) 854-8000

NOTICE OF 2010 ANNUAL STOCKHOLDERS’ MEETING

TIME AND DATE	11:00 a.m. on Wednesday, May 19, 2010

PLACE	Lewis & Clark Room, Saint Louis Club, 16th Floor, Pierre Laclede Center, 7701 Forsyth Boulevard, St. Louis, Missouri 63105

AGENDA	• To elect the ten directors nominated by the Company’s Board of Directors, each for a term of one year

• To transact any other business as may properly come before the meeting (including adjournments and postponements)

WHO CAN VOTE	You are entitled to vote if you were a stockholder at the close of business on Monday, March 22, 2010 (our record date)

FINANCIAL STATEMENTS	The Company’s 2009 Annual Report to Stockholders which includes the Company’s Annual Report on Form 10-K is available on the same website as this Proxy Statement. If you were mailed this Proxy Statement, the Annual Report was included in the package. The Form 10-K includes the Company’s audited financial statements and notes for the year ended December 31, 2009, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

VOTING	Please vote as soon as possible to record your vote promptly, even if you plan to attend the annual meeting. You have three options for submitting your vote before the annual meeting:

• Internet

• Phone (if you request a full delivery of the proxy materials)

• Mail (if you request a full delivery of the proxy materials)

By Authorization of the Board of Directors,

Kevin Bloomfield
Senior Vice President, Secretary and General Counsel

St. Louis, Missouri
April 7, 2010

PROXY STATEMENT FOR THE
2010 ANNUAL MEETING OF STOCKHOLDERS
BELDEN INC.
To be held on Wednesday, May 19, 2010

i

ii

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules of the United States Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On April 7, 2010, we began mailing to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

QUESTIONS

For questions Regarding:	Contact

Annual meeting	Belden Investor Relations, (314) 854-8054

Stock ownership	American Stock Transfer & Trust Company

(Shareholders of Record)	http://www.amstock.com (800) 937-5449 (within the U.S. and Canada) or (718) 921-8124 (outside the U.S. and Canada)

Stock ownership (Beneficial Owners)	Contact your broker, bank, or other nominee

Voting	Belden Corporate Secretary, (314) 854-8035

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Belden Inc. (sometimes referred to as the “Company” or “Belden”) is providing these proxy materials to you in connection with the solicitation of proxies by Belden on behalf of the Board for the 2010 annual meeting of stockholders which will take place on May 19, 2010. This proxy statement includes information about the issues to be voted on at the meeting. You are invited to attend the meeting and we request that you vote on the proposal described in this proxy statement.

Q:	Why am I being asked to review materials on-line?

A:	Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We began mailing the Notice of Internet Availability of Proxy Materials to stockholders on or about April 7, 2010.

Q:	Who is qualified to vote?

A:	You are qualified to receive notice of and to vote at the annual meeting if you owned shares of common stock of the Company at the close of business on our record date of March 22, 2010. On the record date, there were 46,718,222 shares of Belden common stock outstanding. Each share is entitled to one vote on each matter properly brought before the annual meeting.

Q:	What information is available for review?

A:	The information included in this proxy statement relates to the proposal to be voted on at the meeting, the voting process, the compensation of directors and our most highly-paid officers, and certain other required information. Our 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, is also available on-line. The Form 10-K includes our 2009 audited financial statements with notes and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Q:	What matters will be voted on at the meeting?

A:	One matter will be voted on at the meeting:

• To elect the ten directors nominated by the Company’s Board of Directors, each for a term of one year.

Q:	What is Belden’s voting recommendation?

A:	Our Board of Directors recommends that you vote your shares “FOR” the Company’s slate of directors.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of March 22, 2010, the record date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Some Belden stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Belden’s transfer agent, American Stock Transfer & Trust Company, you are considered (with respect to those shares) the shareholder of record and the Notice of Internet Availability of Proxy Materials is being sent directly to you by Belden. As the shareholder of record, you have the right to grant your voting proxy directly to Belden or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” (that is, the name of your stock broker, bank, or other nominee) and the Notice of Internet Availability of Proxy Materials is being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring proof of identification.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you decide later not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. You will be able to do this over the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials. If you request a full delivery of the proxy materials, a proxy card will be included that will contain instructions on how to vote by telephone or mail in addition to the Internet.

Q:	Can I change my vote?

A:	You may change your proxy or voting instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	What are the voting requirements to approve the proposal?

A:	The proposal – Election of ten directors, each for a term of one year – requires a plurality of the votes cast to elect each director.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to vote. The shares may be present in person or represented by proxy at the meeting. Both abstentions and withheld votes are counted as present for the purpose of determining the presence of a quorum for the proposal.

Q:	How are votes withheld, abstentions, and broker non-votes treated?

A:	Votes withheld and abstentions are deemed as “present” at the meeting, are counted for quorum purposes, and will have the same effect as a vote against the matter. Broker non-votes, if any, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote, absent instructions from his or her beneficial owner. This is the first year that, under applicable rules, brokers are not permitted to vote on the election of directors without instructions from the beneficial owner. Therefore, if your shares are held through a broker, bank or other nominee, they will not be voted on the proposal unless you affirmatively vote your shares.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in a report on Form 8-K within four business days of the date our meeting ends.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the proposal described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Kevin L. Bloomfield, the Company’s Secretary, and Christopher E. Allen, the Company’s Assistant Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What class of shares is entitled to be voted?

A:	Each share of our common stock outstanding as of the close of business on March 22, 2010, the record date, is entitled to one vote at the annual meeting.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and will act as the inspector of election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Belden or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, shareholders provide written comments on their proxy cards, which are then forwarded to Belden management.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	Belden will pay the cost of soliciting proxies. Upon request, the Company will reimburse brokers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s common stock.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations.

Stockholder Proposals: To be included in the Company’s proxy statement and form of proxy for the 2011 annual meeting, a stockholder proposal must, in addition to satisfying the other requirements of the Company’s bylaws and the Securities and Exchange Commission’s rules and regulations, be received at the Company’s principal executive offices by December 6, 2010. If you want the Company to consider a proposal at the 2011 annual meeting that will not be included in the Company’s proxy statement, among other things, the Company’s bylaws require that you notify our Board of Directors of your proposal no earlier than January 19, 2011 and no later than February 18, 2011.

Nomination of Director Candidates: The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such nominations are submitted to the Company prior to the deadline for proposals to be included in future proxy statements as noted in the above paragraph. To have a candidate considered by the Committee, a stockholder must submit the recommendation in writing and must include the following information:

•  The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned (whether direct ownership or derivative ownership) and the length of time of ownership; and

•  The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Belden, the candidate’s ownership interest in the Company, a description of any arrangements between the candidate and the nominating stockholder, and the person’s consent to be named as a director if selected by the Committee and nominated by the Board.

In considering candidates submitted by stockholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. The Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, and independence from management and Belden. The Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Committee will identify potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board. The Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee will request information from the candidate, review the person’s accomplishments and qualifications, and conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

BOARD STRUCTURE AND COMPENSATION

The Belden Board has ten members and three standing committees: Audit, Compensation, and Nominating and Corporate Governance. The Board had seven meetings during 2009; three of which were telephonic. All directors attended 75% or more of the Board meetings and the Board committee meetings on which they served. The maximum number of directors authorized under the Company’s bylaws is ten.

Nominating and
Corporate
Name of Director	Audit	Compensation	Governance
David Aldrich		▲
Lorne D. Bain	▲
Lance C. Balk			▲
Judy L. Brown	▲
Bryan C. Cressey			▲
Glenn Kalnasy		▲*
Mary S. McLeod		▲
John M. Monter		▲	▲*
Bernard G. Rethore	▲*
John Stroup
Number of meetings held in 2009	14	8	4

▲	Committee member

*	Chair

At its regular meeting in February 2010, the Board determined that Ms. Brown, Ms. McLeod and Messrs. Aldrich, Bain, Balk, Cressey, Kalnasy, Monter, and Rethore each met the independence requirements of the NYSE listing standards. As part of this process, the Board determined that each such member had no material relationship with the Company.

Board Leadership Structure and Role in Risk Oversight

For some time, the Company has separated the Chief Executive Officer and Board Chairman positions. We believe this separation of roles is most appropriate for the Company and shareholders. Mr. Cressey, who is independent of management and the Company, provides strong leadership experience, strategic vision, and an understanding of the risks associated with our business. Mr. Stroup, as CEO, provides strategic planning, general management experience, and in-depth knowledge of the Company, and, as a member of the Board, acts as an important liaison between management and the Company’s non-employee directors.

Our Board assesses on an ongoing basis the risks faced by the Company in executing its strategic plan. These risks include financial, technological, competitive, and operational risks. Our Audit Committee also plays an important role in the oversight of the Company’s policies with respect to financial risks and risk management. The Audit Committee will:

•	review our internal audit program, including the organizational structure and staff qualifications, as well as the scope and methodology of the internal audit process; and

•	review our enterprise risk management (ERM) program, including the major risk exposures identified by the Company, the key strategic plan assumptions considered during the assessment, and steps implemented to monitor and control such exposures.

Audit Committee

The Audit Committee operates under a Board-approved written charter and each member meets the independence requirements of the NYSE’s listing standards. The Committee assists the Board in overseeing the Company’s accounting and reporting practices by:

•	meeting with its financial management and independent registered public accounting firm (Ernst & Young LLP) to review the financial statements, quarterly earnings releases, and financial data of the Company;

•	reviewing and selecting the independent registered public accounting firm who will audit the Company’s financial statements;

•	reviewing the selection of the internal auditors (Brown Smith Wallace LLC) who provide internal audit services;

•	reviewing the scope, procedures, and results of the Company’s financial audits, internal audit procedures, and internal controls assessments and procedures under Section 404 of the Sarbanes-Oxley Act of 2002 (SOX); and

•	evaluating the Company’s key financial and accounting personnel.

A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

At its February 22, 2010 meeting, the Board determined that each of Ms. Brown and Messrs. Rethore and Bain was an Audit Committee Financial Expert as defined in the rules pursuant to the Sarbanes-Oxley Act of 2002 and each is independent.

Audit Committee Report

The Audit Committee assists the Company’s Board of Directors in its general oversight of the Company’s financial reporting process. Management is responsible for the preparation and presentation of the Company’s financial statements. Ernst & Young LLP (EY), the Company’s registered public accounting firm for 2009, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

The Committee has reviewed and discussed with management the Company’s audited financial statements for 2009. The Committee has discussed with EY the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) AU 380, Communication with Audit Committees. The Committee received the written disclosures and the letter from EY required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with EY its independence from the Company. The Committee has concluded that EY’s provision of non-audit services to the Company and its subsidiaries is compatible with EY’s independence.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2009.

Bernard G. Rethore (Chair)
Lorne D. Bain
Judy L. Brown

Fees to Independent Registered Public Accountants for 2009 and 2008

The following table presents fees for professional services rendered by EY for the audit of the Company’s annual financial statements and internal control over financial reporting for 2009 and 2008 as well as other permissible audit-related and tax services.

	2009	2008

Audit Fees	$2,718,141	$2,959,818
Audit-Related Fees	248,570	238,700
Tax Fees	489,231	946,030
All Other Fees	0	0

Total EY fees	$3,455,942	$4,144,548

“Audit fees” primarily represent amounts paid or expected to be paid for audits of the Company’s financial statements and internal control over financial reporting under SOX 404, review of SEC comment letters, reviews of SEC Forms 10-Q, Form S-8, Form 10-K and the proxy statement, and statutory audit requirements at certain non-U.S. locations.

“Audit-related fees” are primarily related to due diligence services on completed and potential acquisitions.

“Tax fees” for 2009 and 2008 are for domestic and international compliance totaling $406,962 and $541,232, respectively, and tax planning totaling $82,269 and $404,798, respectively.

In approving such services, the Audit Committee did not rely on the pre-approval waiver provisions of the applicable rules of the SEC.

Audit Committee’s Pre-Approval Policies and Procedures

Audit Fees: For 2009, the Committee reviewed and pre-approved the audit services and estimated fees for the year. Throughout the year, the Committee received project updates and, if appropriate, approved or ratified any amounts exceeding the original estimates.

Audit-Related and Non-Audit Services and Fees: Annually, and otherwise as necessary, the Committee reviews and pre-approves all audit-related and non-audit services and the estimated fees for such services. For recurring services, such as tax compliance, expatriate tax returns, and statutory filings, the Committee reviews and pre-approves the services and estimated total fees for such matters by category and location of service. The projected fees are updated quarterly and the Committee considers and, if appropriate, approves any amounts exceeding the original estimates.

For non-recurring services, such as special tax projects, due diligence, or other tax services, the Committee reviews and pre-approves the services and estimated fees by individual project. The projections are updated quarterly and the Committee reviews, and, if appropriate, approves any amounts exceeding the original estimates.

Should an engagement need pre-approval before the next Committee meeting, the Committee has delegated to the Committee Chair (or if he were unavailable, another Committee member) authority to grant such approval. Thereafter, the entire Committee will review such approval at its next quarterly meeting.

Compensation Committee

The Compensation Committee of Belden determines, approves, and reports to the Board on compensation for the Company’s elected officers. The Committee reviews the design, funding, and competitiveness of the Company’s retirement programs. The Committee also assists the Company in developing compensation and benefit strategies to attract, develop, and retain qualified employees. The Committee operates under a written charter approved by the Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, evaluates, and recommends nominees for the Board for each annual meeting (and to fill vacancies during interim periods); evaluates the composition, organization, and governance of the Board and its committees; oversees senior management succession planning; and develops and recommends corporate governance principles and policies applicable to the Company. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such nominations are submitted to the Company prior to the deadline for proposals as noted above under the caption “Nomination of Director Candidates.”

The Committee’s responsibilities with respect to its governance function include considering matters of corporate governance and reviewing (and recommending to the Board revisions to) the Company’s corporate governance guidelines and its code of ethics, which applies to all Company employees, officers, and directors. The Committee is governed by a written charter approved by the Board.

Corporate Governance

Current copies of the Audit, Compensation, and Nominating and Corporate Governance charters, as well as the Company’s governance principles and code of ethics, are available on the Company’s website at http://investor.belden.com/index.cfm under the heading “Corporate Governance.” Printed copies of these materials are also available to stockholders upon request, addressed to the Corporate Secretary, Belden Inc., 7733 Forsyth Boulevard, Suite 800, St. Louis, Missouri 63105.

Related Party Transactions and Compensation Committee Interlocks

It is our policy to review all relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Annually, we obtain information from all directors and executive officers with respect to related person transactions to determine, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in any such transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our proxy statement. We have determined that there were no material related party transactions during 2009.

None of our executive officers served during 2009 as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as member of our Board of Directors or Compensation Committee.

Communications with Directors

The Company’s Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board (including Bryan Cressey, Chairman of the Board and presiding director for non-management director meetings), any Board committee, or any chair of any such committee by U.S. mail, through calling the Company’s hotline or via e-mail.

To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Company’s Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary, Belden Inc.” at 7733 Forsyth Boulevard, Suite 800, St. Louis, MO 63105. To communicate with any of our directors electronically or through the Company’s hotline, stockholders should go to our corporate website at http://investor.belden.com/governance.cfm. On this page, you will find a link to “Contact the Belden Board”, on which are listed the Company’s hotline number (with access codes for dialing from outside the U.S.) and an e-mail address that may be used for writing an electronic message to the Board, any individual directors, or any group or committee of directors. Please follow the instructions on our website to send your message.

All communications received as set forth in the preceding paragraph will be opened by (or in the case of the hotline, initially reviewed by) our corporate ombudsman for the sole purpose of determining whether the contents represent a message to our directors. The Belden Ombudsman will not forward certain items which are unrelated to the duties and responsibilities of the Board, including: junk mail, mass mailings, product inquiries, product complaints, resumes and other forms of job inquiries, opinion surveys and polls, business solicitations, promotions of products or services, patently offensive materials, advertisements, and complaints that contain only unspecified or broad allegations of wrongdoing without appropriate information support.

In the case of communications to the Board or any group or committee of directors, the corporate ombudsman’s office will send copies of the contents to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

In addition, it is the Company’s policy that each director attends the annual meeting absent exceptional circumstances. Each director attended the Company’s 2009 annual meeting.

DIRECTOR COMPENSATION

Each non-employee director typically receives a $60,000 annual cash retainer; a time vested (twelve month) annual restricted share (RSU) award of $115,000 divided by the then-current share price; an additional $10,000 per year for the chair of the Audit Committee; an additional $5,000 per year to the chairs of the Compensation and Nominating and Corporate Governance Committees; an additional $5,000 per year to members of the Audit Committee and members of other committees who serve on more than one committee; and upon appointment, a non-employee director receives a time-vested RSU award of 2,500 shares. In May 2009, in response to global economic conditions, the board of directors unanimously approved a reduction in its 2009 compensation. The total reduction for each director was $20,000; a reduction in each director’s base cash retainer to $50,000 and a reduction in the value of the RSU award to $105,000. The reduction did not apply to Mr. Harris who retired from the board in May 2009 and received a full stock award prior to the reduction becoming effective. The following table provides information on non-employee director compensation for 2009.

	Fees Earned or		Option	All Other
	Paid in Cash(1)	Stock Awards(2)	Awards(3)	Compensation(4)	Total
	($)	($)	($)	($)	($)
David Aldrich	50,000	104,992	--	298	155,290
Lorne D. Bain	55,000	104,992	--	596	160,588
Lance C. Balk	50,000	104,992	--	10,148	165,140
Judy L. Brown	55,000	104,992	--	1,096	161,088
Bryan C. Cressey	50,000	104,992	--	596	155,588
Michael F.O. Harris	27,083	114,999	--	2,909	144,991
Glenn Kalnasy	55,000	104,992	--	-	159,992
Mary S. McLeod	50,000	104,992	--	762	155,754
John M. Monter	60,000	104,992	--	8,544	173,536
Bernard G. Rethore	65,000	104,992	--	596	170,588

(1)	Amount of cash retainer and committee fees.

(2)	As required by the instructions for completing this column “Stock Awards,” amounts shown are the grant date fair value of stock awards granted during 2009. The assumptions used in calculating these amounts are described in Note 15: Share-Based Compensation, to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Each director other than Mr. Harris received 6,257 RSUs on May 21, 2009. In connection with his retirement from the board, Mr. Harris received a grant of 6,632 shares of Belden stock on May 19, 2009.

(3)	The aggregate number of option awards outstanding at the end of 2009.

Options Outstanding
(#)
Aldrich	-
Bain	-
Balk	11,000
Brown	-
Cressey	14,000
Harris	12,000
Kalnasy	11,000
McLeod	-
Monter	-
Rethore	-

(4)	Amount of interest earned on deferred director fees and dividends paid on vested stock awards.

Director Stock Ownership Policy

The Board’s policy is that each non-employee director holds Company stock equal in value to five times his or her annual cash retainer (currently 5 times $60,000). Upon appointment, a member has five years to meet this requirement, but must meet interim goals during the five-year period of: 20% after one year; 40% after two years; 60% after three years; and 80% after four years. The in-the-money value of vested stock options and the value of unvested RSUs are included in making this determination at the higher of their grant date value or current market value. Each non-employee director meets either the full-period or interim-period holding requirement: Messrs. Bain, Balk, Cressey, Harris, Kalnasy, Monter and Rethore each meet 100% of the stock holding requirement. Mr. Aldrich, who was appointed to the Board in February 2007, meets the third-year interim requirement and Ms. Brown and Ms. McLeod, who were appointed to the Board in February 2008, each meet the second-year interim requirement.

PROPOSAL TO BE VOTED ON:

ELECTION OF DIRECTORS

The Company has ten directors – Ms. Brown, Ms. McLeod, and Messrs. Aldrich, Bain, Balk, Cressey, Kalnasy, Monter, Rethore and Stroup. The term of each director will expire at this annual meeting and the Board proposes that each of them be reelected for a new term of one year and until their successors are duly elected and qualified. Each nominee has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

David Aldrich, 53, was appointed to the Company’s Board and Compensation Committee in February 2007.

The Board recruited Mr. Aldrich based on his experience in high technology signal transmission applications and for his experience as a current Chief Executive Officer of a public company. Since April 2000, he has served as President, Chief Executive Officer, and Director of Skyworks Solutions, Inc. (“Skyworks”). Skyworks is an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity.

Mr. Aldrich received a B.A. degree in political science from Providence College and an M.B.A. degree from the University of Rhode Island.

Lorne D. Bain, 68, had been a director of Belden 1993 Inc. since 1993 and was appointed to the Company’s Board at the time of the merger of Belden 1993 Inc. and Cable Design Technologies Corporation in 2004 (the “Merger”). He serves on the Audit Committee.

Until September 2000, he served as Chairman, President and Chief Executive Officer of WorldOil.com, a trade publication and Internet-based business serving the oilfield services industry. From 1997 to February 2000, he was Managing Director of Bellmeade Capital Partners, L.L.C., a venture capital firm. From 1991 to 1996, he was Chairman and Chief Executive Officer of Sanifill, Inc., a public environmental services company.

Mr. Bain’s legal and business acumen acquired from his senior-level experience with public and private companies together with his long history with Belden make him particularly qualified to sit on the Board. His experience of overseeing the financial function of such companies qualifies him to serve on the Company’s Audit Committee.

Mr. Bain received a B.B.A. degree from St. Edwards University and a J.D. degree from the University of Texas School of Law and has completed Harvard Business School’s Advanced Management Program.

Lance C. Balk, 52, has been a director of the Company since March 2000 and is a member of the Nominating and Corporate Governance Committee.

Mr. Balk served as Senior Vice President and General Counsel of Siemens Healthcare Diagnostics from November 2007 to January 2010. From May 2006 to November 2007, he served in those positions with Dade Behring, a leading supplier of products, systems and services for clinical diagnostics, which was acquired by Siemens Healthcare Diagnostics in November 2007. Previously, he had been a partner of Kirkland & Ellis LLP since 1989, specializing in securities law and mergers and acquisitions. The Board originally recruited Mr. Balk based on his expertise in advising multinational public and private companies on complex mergers and acquisitions and corporate finance transactions. He provides insight to the Board regarding business strategy, business acquisitions, and capital structure.

Mr. Balk received a B.A. degree from Northwestern University and a J.D. degree and an M.B.A. degree from the University of Chicago.

Judy L. Brown, 41, was appointed to the Company’s Board and Audit Committee in February 2008.

In recruiting Ms. Brown, the Board sought a member with international experience in finance and accounting to help the Company pursue its strategic global focus. As an employee of Ernst & Young for more than nine years in the U.S. and Germany, she provided audit and advisory services to U.S. and European multinational public and private companies. She served in various financial and accounting roles for six years in the U.S. and Italy with Whirlpool Corporation, a leading manufacturer and marketer of appliances. In 2004, she was appointed Vice President and Controller of Perrigo Company, a leading global healthcare supplier and the world’s largest manufacturer and marketer of over-the-counter pharmaceutical products sold under store brand labels. Since 2006, she has served as Executive Vice President and Chief Financial Officer of Perrigo.

She received a B.S. degree in Accounting from the University of Illinois; an M.B.A. from the University of Chicago; and attended the Aresty Institute of Executive Education of the Wharton School of the University of Pennsylvania. Ms. Brown also is a Certified Public Accountant.

Bryan C. Cressey, 60, has been Chairman of the Board of the Company since 1988 and a director of the Company since 1985. He also serves on the Nominating and Corporate Governance Committee.

For the past twenty-nine years, he has also been a General Partner and Principal of Golder, Thoma and Cressey, Thoma Cressey Bravo, and Cressey & Company, all private equity firms, the last of which he founded in 2007. The firms have specialized in healthcare software and business services. He is also a director of Jazz Pharmaceutical, a specialty pharmaceutical company, Select Medical Holdings Corporation, a healthcare services company, and several privately held companies. Mr. Cressey’s years of senior-level experience with public and private companies in diverse industries, his legal and business education and experience, and his regular interaction with the equity markets make him highly qualified to serve on the Company’s Board.

Mr. Cressey received a B.A. degree from the University of Washington and a J.D. degree and an M.B.A. degree from Harvard University.

Glenn Kalnasy, 66, has been a director of the Company since 1985 and is Chair of the Compensation Committee.

From February 2002 through October 2003, Mr. Kalnasy served as the Chief Executive Officer and President of Elan Nutrition Inc., a private-label manufacturer of nutrition food bars. From 1982 to 2003, he was a Managing Director of The Northern Group, Inc., a private equity firm that acquired and managed businesses. Mr. Kalnasy’s extensive general management and business experience at the policy-making level, which includes being one of the founders of Cable Design Technologies (the company – now called Belden Inc. – that merged with Belden 1993 Inc. in 2004), and his long history with the Company qualify him to serve on the Board.

Mr. Kalnasy received a B.S. degree from Southern Methodist University.

Mary S. McLeod, 53, was appointed to the Company’s Board and Compensation Committee in February 2008.

In recruiting Ms. McLeod, the Board sought a member with international experience in talent management and compensation at public companies to help the Company pursue its strategic talent management objectives. Since April 2007, Ms. McLeod has served as Senior Vice President of Global Human Resources at Pfizer Inc. (“Pfizer”), the world’s largest research-based pharmaceutical company. Prior to joining Pfizer, from January to April 2007, Ms. McLeod was an executive vice president of Korn Consulting Group (“Korn”), a firm specializing in helping companies through large-scale change, where she spent much of her time consulting on behalf of Pfizer. Before joining Korn, from March 2005 to January 2007, Ms. McLeod led human resources for Symbol Technologies (“Symbol”), a worldwide supplier of mobile data capture and delivery equipment. Prior to joining Symbol, from October 2001 to February 2005, she was head of human resources for Charles Schwab.

Ms. McLeod received a B.A. degree from Loyola University and a master’s degree from the University of Missouri.

John M. Monter, 62, had been a director of Belden 1993 Inc. since 2000 and was appointed to the Company’s Board at the time of the Merger.

During his career, Mr. Monter has served in the general management position for three companies, two manufacturers and a construction services company. Previously to his general management experience, Mr. Monter worked in several marketing and sales positions, including holding worldwide responsibilities in both marketing and sales for multinational manufacturing companies. His broad general management and sales and marketing experience at the policy-making level particularly qualifies him to serve on the Company’s Board.

From 1993 to 1996, he was President of the Bussmann Division of Cooper Industries, Inc. Bussmann is a multi-national manufacturer of electrical and electronic fuses, with ten manufacturing facilities in four countries and sales offices in most major industrial markets around the world. From 1996 through 2004, he was President and Chief Executive Officer of Brand Services, Inc. (“Brand”) and also a member of the board of directors of the parent companies, Brand DLJ Holdings (1996-2002) and Brand Holdings, LLC (2002-2006). He was named Chairman of DLJ Holdings in 2001 and Chairman of Brand Holdings, LLC in 2002. From January 1, 2005 through April 30, 2006, he served as Vice Chairman, Brand Holdings, LLC. Brand is a supplier of scaffolding and specialty industrial services. In 2008, he was elected a director on the board of Environmental Logistics Services, a privately held company that is owned by Centre Partners. Environmental Logistics Services is a hauler and disposer of solid wastes.

Mr. Monter received a B.S. degree in journalism from Kent State University and an M.B.A. degree from the University of Chicago.

Bernard G. Rethore, 68, had been a director of Belden 1993 Inc. since 1997 and was appointed to the Company’s Board at the time of the Merger.

Mr. Rethore has more than thirty years of experience at the senior executive level with public manufacturing companies, including his term as Senior Vice President of Phelps Dodge Corporation and President of Phelps Dodge Industries, a business with extensive world-wide wire and cable operations, from 1989 to 1995. As a former member of McKinsey & Company, he also has broad experience in advising public and private companies on planning and business strategy. In 1995, he became Director, President and Chief Executive Officer of BW/IP, Inc., a supplier of fluid transfer equipment, systems and services, and was elected its Chairman in 1997. In July 1997, Mr. Rethore became Chairman and Chief Executive Officer of Flowserve Corporation, which was formed by the merger of BW/IP, Inc., and Durco International, Inc. In 2000, he retired as an executive officer and director and was named Chairman of the Board, Emeritus.

His service on the boards of other public companies as a member of their audit committees, along with his business education and experience in overseeing the financial function of companies, qualifies him to serve on the Board and chair the Company’s Audit Committee.

Mr. Rethore received a B.A. degree in economics (Honors) from Yale University and an M.B.A. degree from the Wharton School of the University of Pennsylvania. He also is a director of Dover Corporation (a diversified manufacturer of industrial products), Walter Energy, Inc. (a producer of metallurgical coal, coal bed methane gas, furnace and foundry coke and other related products) and Mueller Water Products Inc. (a manufacturer and marketer of water infrastructure and control products). He served as a director of Maytag Corporation (a home and commercial appliance manufacturer) from 1994 through its merger with Whirlpool Corporation in 2006.

John S. Stroup, 43, was appointed President, Chief Executive Officer, and member of the Board effective October 31, 2005. His experience in strategic planning and general management of business units of other public companies, coupled with his in-depth knowledge of the Company, makes him an integral member of the Board and a highly qualifed intermediary between management and the Company’s non-employee directors.

From 2000 to the date of his appointment with the Company, he was employed by Danaher Corporation, a manufacturer of professional instrumentation, industrial technologies, and tools and components. At Danaher, he initially served as Vice President, Business Development. He was promoted to President of a division of Danaher’s Motion Group and later to Group Executive of the Motion Group. Earlier, he was Vice President of Marketing and General Manager with Scientific Technologies Inc.

Mr. Stroup received a B.S. degree in mechanical engineering from Northwestern University and an M.B.A. degree from the University of California at Berkeley. Mr. Stroup is a director of RBS Global, Inc. RBS Global manufactures power transmission components, drives, conveying equipment and other related products under the Rexnord name.

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
NOMINATED SLATE OF DIRECTORS.

EQUITY COMPENSATION PLAN INFORMATION ON DECEMBER 31, 2009

	A		B	C
	Number of		Weighted	Number of Securities
	Securities to be		Average	Remaining Available for
	Issued Upon		Exercise Price	Future Issuance Under
	Exercise of		of	Equity Compensation Plans
	Outstanding		Outstanding	(Excluding Securities
Plan Category	Options		Options	Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	2,406,380	(2)	25.9587	2,226,392	(3)

Equity Compensation Plans Not Approved by Stockholders (4)	361,080	(5)	20.2014	0

Total	2,767,460			2,226,392

(1)	Consists of the Belden Inc. Long-Term Incentive Plan (the “1993 Belden Plan”); the Belden Inc. 2003 Long-Term Incentive Plan (the “2003 Belden Plan”); and the Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan (the “2001 CDT Plan”). The 1993 Belden Plan has expired, but stock option awards remain outstanding under this plan. No further awards can be issued under the 2003 Belden Plan.

(2)	Consists of 202,599 shares under the 1993 Belden Plan; 143,162 shares under the 2003 Belden Plan; and 2,060,619 shares under the 2001 CDT Plan. All of these shares pertain to outstanding stock options or stock appreciation rights (“SARs”).

(3)	Consists of 2,226,392 shares under the 2001 CDT Plan.

(4)	Consists of Cable Design Technologies Corporation 1999 Long-Term Performance Incentive Plan (the “1999 CDT Plan”) and the Executive Employment Agreement between the Company and John Stroup dated September 26, 2005 (the “Employment Agreement”). The Company has terminated the 1999 CDT Plan but stock option awards remain outstanding under it. Mr. Stroup’s Employment Agreement, effective October 31, 2005, provided for, among other things, the award to Mr. Stroup of 451,580 stock options and 150,526 restricted stock units (“RSUs”) to compensate him for the “in the money” value of his unvested options and unvested restricted stock that he forfeited upon leaving his prior employer and as a further inducement to leave his prior employment. The amount of Mr. Stroup’s RSUs excludes the amount of accrued stock dividends, which he is entitled to receive per his Employment Agreement. At December 31, 2009, Mr. Stroup had accrued 4,258.93 RSUs for accrued dividends. 100,000 of Mr. Stroup’s stock options were granted under the 2001 CDT Plan; the remaining stock options and all of the restricted stock units were granted outside of any long-term incentive plan. Starting in 2006, Mr. Stroup began participating in the Company’s long-term incentive plans.

(5)	Consists of 9,500 shares under the 1999 CDT Plan and 351,580 shares under Mr. Stroup’s Employment Agreement.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of Belden common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Summary Compensation Table below and the directors and named executive officers as a group. Except as otherwise noted, all information is as of March 22, 2010.

BENEFICIAL OWNERSHIP TABLE OF DIRECTORS, NOMINEES AND
EXECUTIVE OFFICERS

	Number of Shares	Acquirable Within	Percent of Class
Name	Beneficially Owned(1)(2)	60 Days(3)	Outstanding(4)

David Aldrich	13,768	-		*

Lorne D. Bain	28,303	-		*

Lance Balk	37,622	11,000		*

Gray Benoist(5)	83,887	79,014		*

Kevin Bloomfield	37,652	92,000		*

Judy L. Brown	11,735	-		*

Bryan C. Cressey	112,957	14,000		*

Glenn Kalnasy	24,372	11,000		*

Naresh Kumra(6)	35,456	88,001		*

Mary S. McLeod	11,735	-		*

John M. Monter(7)	81,863	-		*

Bernard G. Rethore(8)	33,868	-		*

John Stroup	335,665	784,248		*

Denis Suggs	34,336	67,492		*

All directors and named officers as a group (14 persons)	883,219	1,146,755		*

*	Less than one percent

(1)	The number of shares includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Mr. Cressey’s number does not include shares held by the Bryan and Christina Cressey Foundation. Mr. Cressey is the President of the foundation and disclaims any beneficial ownership of shares owned by the foundation.

(2)	The number of shares shown for Ms. McLeod includes 833 unvested RSUs from the 2,500 that were awarded to her on the date she was appointed to the Board in February 2008. For each of Ms. Brown, Ms. McLeod and Messrs. Aldrich, Bain, Cressey, Monter and Rethore, the number of shares includes unvested RSUs of 6,257 awarded to them in May 2009. For each of Messrs. Aldrich, Balk, Kalnasy, Monter and Rethore, the number of shares includes awards, the receipt of which has been deferred pursuant to the 2004 Belden Inc. Non-Employee Director Deferred Compensation Plan as follows: Mr. Aldrich – 1,489; Mr. Balk – 16,268; Mr. Kalnasy – 16,268; Mr. Monter – 2,500; and Mr. Rethore – 4,500. For executive officers, the number of shares includes unvested RSUs granted under the Company’s long-term incentive plans and, for Mr. Stroup, the number of shares includes unvested employment inducement RSUs granted outside such plans on the date of his employment, as follows: Mr. Stroup – 292,503; Mr. Benoist – 52,144; Mr. Bloomfield – 19,979; Mr. Kumra – 27,143; Mr. Suggs – 31,018; and all named executive officers as a group – 422,787.

(3)	Reflects the number of shares that could be purchased by exercise of stock options and the number of SARs that is exercisable at March 22, 2010, or within 60 days thereafter, under the Company’s long-term incentive plans. Upon exercise of a SAR, the holder would receive the difference between the market price of Belden shares on the date of exercise and the exercise price paid in the form of Belden shares.

(4)	Represents the total of the “Number of Shares Beneficially Owned” column (excluding RSUs, which do not have voting rights before vesting) divided by the number of shares outstanding at March 22, 2010 – 46,718,222.

(5)	Includes 3,000 shares held by spouse, 3,000 shares held by child and 3,000 shares held by another child.

(6)	Includes 2,213 shares held by spouse.

(7)	Includes 14,292 shares held in spouse’s trust, 5,044 shares held in child’s trust, 5,039 shares held in another child’s trust and 22,320 shares held in charitable remainder unitrust.

(8)	Includes 23,111 shares held in trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and other reports submitted by our directors and officers, we believe that all of our directors and executive officers complied during 2009 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 with two exceptions. On April 7, 2009, we inadvertently filed a Form 4 on behalf of John Stroup one day late. In January 2010, we discovered some discrepancies between our records and those of John Monter, including a discovery that a purchase made in February 2008 was never recorded on a Form 4. Subsequent to this discovery, we filed a corrective Form 4 to bring the public record in line with Mr. Monter’s actual ownership.

BENEFICIAL OWNERSHIP TABLE OF SHAREHOLDERS OWNING MORE THAN FIVE PERCENT

The following table shows information regarding those shareholders known to the Company to beneficially own more than 5% of the outstanding Belden shares for the period ending on December 31, 2009.

			Percent of
	Amount and Nature of		Outstanding Common
Name and Address of Beneficial Owner	Beneficial Ownership		Stock(1)
Allianz Global Investors Management Partners LLC Nicholas-Applegate Capital Management LLC Oppenheimer Capital LLC NFJ Investment Group LLC (collectively, the “Allianz Group”) 680 Newport Center Drive, Suite 250 Newport Beach, California 92660	2,556,100	(2)	5.48%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,498,340	(3)	7.50%

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	2,445,141	(4)	5.24%

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	5,961,514	(5)	12.78%

(1)	Based on 46,660,150 shares outstanding on December 31, 2009.

(2)	Information based on Schedule 13G filed with the SEC by the Allianz Group on February 12, 2010, reporting sole voting power over 2,556,100 shares and sole dispositive power over 2,556,100 shares, the aggregate number owned by the Allianz Group.

(3)	Information based on Schedule 13G filed with the SEC by BlackRock, Inc. on January 29, 2010, reporting sole voting power over 3,498,340 shares and sole dispositive power over 3,498,340 shares.

(4)	Information based on Schedule 13G/A filed with the SEC by FMR LLC on February 16, 2010, reporting sole voting power over 17,900 shares and sole dispositive power over 2,445,141 shares.

(5)	Information based on Schedule 13G/A filed with the SEC by Wellington Management Company, LLP on February 12, 2010, reporting shared voting power over 4,197,799 shares and shared dispositive power over 5,961,514 shares.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Committee recommended to the Board of Belden that the Compensation Discussion and Analysis be included in the proxy statement.

Glenn Kalnasy (Chair)
David Aldrich
Mary McLeod
John Monter

Compensation Discussion and Analysis (CD&A)

This Compensation Discussion and Analysis explains how our executive compensation programs are designed and operate with respect to our named executive officers listed below (also referred to as NEOs) and provides an overview of our compensation programs for other associates.

For 2009, our named executive officers are: John Stroup, President and Chief Executive Officer; Gray Benoist, Senior Vice President, Finance, Chief Financial Officer, and Chief Accounting Officer; Kevin Bloomfield, Senior Vice President, Secretary and General Counsel; Naresh Kumra, Executive Vice President, Asia-Pacific Operations; and Denis Suggs, Executive Vice President, Americas Operations and Global Cable Products.

This Compensation Discussion and Analysis is divided into three sections. The “Year in Review” provides a summary of key compensation decisions for 2009. The “Compensation Design, Objectives, and Process” provides an overview of our executive compensation programs and an analysis of how the key elements of the program serve to achieve our compensation objectives. The “2009 Compensation Analysis” provides an analysis of compensation decisions for 2009.

Each section should be read in conjunction with the tables and narrative discussion of our executive compensation program that follows this discussion.

I.	Year in Review

In response to the global economic downturn, we froze executive officer salaries last year. To support management, our Board of Directors reduced their 2009 compensation by $20,000 per director.

Because of the uncertainty of when and at what pace an economic recovery would occur, we set two performance periods for 2009 (January through June and July through December) when developing performance targets for two of our management incentive programs – our annual cash incentive plan (ACIP) and performance-based equity awards program for which performance share units (or PSUs) are issued that have value only if performance goals are met. For the attainment of the PSU performance goals, plan participants will receive restricted share units (RSUs) that vest equally over two years.

The overarching goal of our incentive compensation programs is to link pay to the achievement of stretch goals without encouraging undue risk. For each performance period of each program, we used two performance goals. Those related to improving our net income (including business unit operating income for executives who oversee business units) and improving our working capital turns. Having two performance periods gave us the flexibility to potentially adjust our targets mid-year to reflect the then current economic conditions. If the global recession continued beyond the first half (which occurred), we did not want annual targets, set in February, to become unachievable mid-year, thereby making it unlikely the Company would benefit from these programs. Our approach allowed us to motivate our associates up to year-end.

In developing second half net income/operating income targets, given the remaining uncertainty in the economy, we decided to set targets at five percent above the actual first half results. For working capital turns, the inconsistent first half performance among our various divisions led us to leave the targets steady for the second half.

The following tables show the annual cash incentive payments and PSU awards to our named executive officers for each period.

2009 First Half

	2009 ACIP First Half			RSUs Resulting
	Incentive as % of	2009 ACIP First Half	2009 First Half PSU	from First Half
Name	Target	Incentive Payment	Awards	PSU Awards
John Stroup	33.00%	$150,150	44,100	0
Gray Benoist	34.50%	$58,650	13,500	0
Kevin Bloomfield	33.00%	$35,805	6,250	0
Naresh Kumra	152.95%	$190,040	10,000	0
Denis Suggs	80.00%	$99,400	7,750	0

2009 Second Half

	2009 ACIP Second	2009 ACIP Second		RSUs Resulting
	Half Incentive as %	Half Incentive	2009 Second Half	from Second Half
Name	of Target	Payment	PSU Awards	PSU Awards
John Stroup	184.80%	$840,840	44,100	66,150
Gray Benoist	193.20%	$328,440	13,500	20,250
Kevin Bloomfield	184.80%	$200,508	6,250	9,375
Naresh Kumra	178.25%	$221,476	10,000	15,000
Denis Suggs	162.50%	$201,906	7,750	11,625

As shown in the above table, “2009 First Half,” the Company did not meet the threshold for the first half 2009 PSU performance period and, as a result, none of the executives received RSUs in February 2010 for the first half PSU performance period. Also, although not shown in the above tables, none of our executives received RSUs in 2009 for the PSUs they received in 2008 because the Company did not meet the performance threshold for the 2008 PSU grants. The dollar value of the first half 2009 PSUs and the 2008 PSUs for which no RSUs were awarded represented $2,028,848 for Mr. Stroup; $612,048 for Mr. Benoist; $287,224 for Mr. Bloomfield; $373,152 for Mr. Kumra; and $309,468 for Mr. Suggs. The grant date fair values for each PSU award were used to determine dollar value.

As shown in the above table, “2009 Second Half,” the Company did meet the threshold for the second half 2009 PSU performance period, resulting in plan participants receiving RSUs for the second half 2009 PSU performance period, including the following grants to the named executive officers: Mr. Stroup, 66,150; Mr. Benoist, 20,250; Mr. Bloomfield, 9,375; Mr. Kumra, 15,000; and Mr. Suggs, 11,625. Aside from the above awards, the NEOs, along with other plan participants, received stock appreciations rights (SARs) in February 2009 that vest equally over three years and have value to the participant only if our stock price appreciates. See below “Grants of Plan-Based Awards” for information on these awards.

II.	Compensation Design, Objectives and Process

Our executive compensation program is designed to provide a competitive level of total compensation necessary to attract and retain executives to achieve our business strategy and to motivate them to contribute to our short- and long-term success. To achieve these goals, our executive compensation program follows these principles:

•	Offer a total compensation opportunity that is competitive in our industry.

•	Link pay and performance by making a significant portion of total compensation tied to achievement of challenging annual performance goals.

•	Reward executives based on business performance.

•	Align the financial interests of our executives and our shareholders through equity grants and share retention guidelines.

To fulfill these objectives, our 2009 compensation program for executives had three primary elements: competitive base salaries; short-term cash incentive opportunities for attaining objective performance metrics and personal goals; and performance-based long-term equity awards and stock appreciation rights (SARs) that have value only if Belden’s stock price increases. Targets for the cash incentive opportunity and long-term equity awards are expressed as a percentage of the executive’s annual base salary. Based on survey and peer group data (which are discussed below) and our own experience, we believe these are the key components that we must offer to recruit and keep the talent necessary to meet our business goals.

In 2009, we targeted base salaries at the 50th percentile of the competitive market and targeted total direct compensation (base salary, short-term cash incentive opportunity and long-term equity awards) at the 75th percentile of the competitive market. The competitive market is based on peer group and published compensation survey data. Based on the survey and peer group data, each named executive officer’s base salary and total direct compensation approximate these targets, except for Mr. Kumra, whose base salary and total direct compensation both exceed the 75th percentile survey data specific to the region in which Mr. Kumra resides, but approximated the 75th percentile of U.S. survey data compiled for this position. The U.S. survey data served as a guide in setting Mr. Kumra’s compensation.

We adopted changes to our long-term incentive compensation for 2010 to strengthen its pay-for-performance and employee retention features by increasing SAR awards to seventy-five percent of the total long-term equity opportunity and issuing restricted share units (RSUs) for the remaining twenty-five percent. The RSUs, which serve to enhance retention, have a three-year value, are issued once every three years, and vest over five years. Vesting commences in year three in accordance with the following increments: fifty percent after three years, twenty-five percent after four years, and the remainder after five years. Starting in 2010, executives and other plan participants will also have the right to exchange up to fifty percent of the grant date value of the SAR award for a cash incentive opportunity that is based on the achievement of certain performance metrics over a three-year cycle. See “Compensation Elements” for a discussion of each element of total compensation.

Compensation Committee

As discussed under “Determining Named Executive Officer Compensation,” the Compensation Committee annually reviews and approves the compensation elements for our executive officers. Working with our Nominating and Corporate Governance Committee (which organizes the Board’s annual performance review of Mr. Stroup), the Committee submits its compensation recommendations regarding Mr. Stroup to the Board for approval.

For other executive officers, Mr. Stroup makes recommendations regarding their compensation to the Committee for its approval. Mr. Stroup may adjust base salaries of other executive officers in accordance with salary merit increase guidelines that are reviewed by the Committee. The Committee’s complete role and responsibilities are set out in its written charter adopted by the Board of Directors, which can be found at www.belden.com.

Role of Compensation Consultant

The Compensation Committee has retained Deloitte Consulting LLP (Deloitte) as its independent compensation consultant. Deloitte reports directly to the Committee. The Committee generally relies on Deloitte to provide it with comparison group benchmarking data and information as to market practices and trends, and to provide advice on key Committee decisions.

In 2009, Deloitte provided advice to the Compensation Committee and management in connection with a proposed new long-term incentive compensation program, the composition of peer companies we use for benchmarking purposes, the design of our ACIP and long-term incentive awards, and our executive employment agreements. For their compensation consulting in 2009, we paid Deloitte $157,955.

In 2009, our financial management engaged Deloitte to perform other services involving internal controls auditing, (including a review of import and customs practices at our Asian operations), tax compliance, Canadian pension and transfer price audits, and a tax study involving costs incurred in connection with our purchase of a business. For these audit and tax services, we paid Deloitte approximately $538,654.

Role of Chief Executive Officer and Other Officers

Our CEO and Senior Vice President of Human Resources, working with Deloitte, design our executive compensation programs and recommend modifications to existing or the adoption of new plans and programs. Our CEO also recommends to the Committee the performance metrics used to determine payouts under our short- and long-term incentive compensation programs, and each executive officer’s individual performance goals, who report directly to the CEO, are jointly developed by the executive and the CEO.

Before the Committee makes compensation decisions, the CEO provides his assessment of each executive officer’s performance, other than his own. The CEO then makes specific award recommendations. In preparing compensation recommendations for the Committee, our CEO and Senior Vice President of Human Resources review peer company and published compensation survey data compiled by Deloitte for comparable executive positions.

Benchmarking Data

Management, in making recommendations to the Committee, and the Committee, in making compensation decisions, will consider current peer group data compiled by Deloitte and market survey data on executive compensation and executive compensation philosophy, strategy and design.

In its most recent review in February 2010, the Committee concluded that total direct compensation of executive officers, with respect to compensation levels as well as structure, remained consistent with our compensation design and objectives. For 2009, the Committee and management considered survey data from Economic Research Institute, Watson Wyatt, and Mercer. The survey data was adjusted to reflect our revenue size.

The peer group we use consists of the following companies:

Acuity Brands Inc.	Hexcel Corp.
ADC Telecommunications	Hubbell, Inc.
Anixter	JDS Uniphase Corp.
AO Smith Corp.	Molex, Inc.
Carlisle Companies, Inc.	Pentair
CommScope, Inc.	Regal-Beloit Corp.
General Cable	Roper Industries
IDEX Corp.	Thomas & Betts Corp.

Periodically, the Committee will review our peer group for appropriateness based on revenues, market capitalization, and business scope. Because comparative compensation information is one of several tools used in setting executive compensation, the Committee uses its discretion in determining the nature and extent of its use.

Compensation and Risk

We consider the variable, pay-for-performance components of our compensation programs to assess the level of risk-taking these elements may create. The variable components of our compensation programs offered to management (including our executives) are our annual cash incentive plan and performance-based equity awards program. We believe the way we select and set performance goals and targets with multiple levels of performance; use gradually-sloped payout curves that do not provide large payouts for small incremental improvements; and confirm the achievement of performance before issuing the awards, all reduce the potential for management’s excessive risk-taking or poor judgment. Consistent with sound risk management, we limit the annual cash incentive award by capping the financial factor component at two times the target (unless approved by our Compensation Committee) and the long-term incentive to a fixed percentage of the participant’s base salary. In addition, we require that executive officers adhere to stock ownership guidelines to promote a long-term focus.

We also consider our variable compensation programs offered to other associates. These are primarily incentive programs offered to sales and marketing associates. We believe the way we administer these programs reduce the potential of their causing a material adverse impact on the Company through excessive risk-taking. We have customer contract practices with respect to operating margins, customer creditworthiness, and channel management that are designed to reduce poor judgment in connection with entering into sales contracts having unreasonable terms. Sales targets are not designed to provide large payouts that are either based on small incremental improvement or overly aggressive goals that could induce excessive risk-taking by the salesperson. These programs are monitored throughout the performance period to ensure they are being properly administered.

Compensation Elements

The key compensation elements for 2009 for the named executive officers are summarized below.

Compensation
Element	Objective	Features
Base salaries	To provide a fixed level of cash compensation.	Targeted at the 50th percentile of peer group or survey data.

Performance based cash incentive opportunity	To reward the participant’s contributions in achieving targeted financial and operational results.	Annual cash incentive payments based on achieving targeted goals for operating income, net income and working capital turns and the achievement of individual full-year performance goals.

Performance based equity awards	To retain participants and align their interests with the interests of our other stockholders.
For 2009, one-half of the equity award is in the form of stock appreciation rights (SARs) that return value to the participant only if our stock price appreciates.

The remaining one-half of the equity award is in the form of performance share units (PSUs) that have value only if threshold financial performance goals are achieved during either of the two six-month performance periods of 2009. They also serve as a retention tool because the ultimate result of the attainment of financial performance goals is restricted stock units (RSUs) that vest equally over the next two years (2011 and 2012).

Retirement and health care benefits	To be competitive so we can attract and retain employees to achieve our objectives.	Retirement benefits are in the form of a qualified 401(k) plan offered to all eligible U.S. employees; a qualified defined benefit pension plan offered to all eligible U.S. employees hired before 2010; and excess defined benefit and excess defined contribution plans offered to eligible U.S. employees. The excess plans are unfunded, nonqualified plans that provide the benefits of the 401(k) plan and the pension plan to those employees whose participation in our qualified plans is capped at certain compensation levels established by the Internal Revenue Code (IRC). For Mr. Kumra, an NEO who lives in India, we provide a non-U.S. cash balance retirement plan that is similar to the Company’s U.S. plans as well as comparable health care benefits.

Perquisites	To be competitive with companies with whom we compete for senior management talent and to support the executives in carrying out their business responsibilities.	These generally consist of reimbursements for dining club memberships; cost of annual physicals; and cost of annual tax preparation services. These also include: for Mr. Benoist, the reasonable cost of commuting between the Company’s St. Louis headquarters and Chicago; and for Mr. Kumra, a cost of living adjustment for residing in Delhi, India. See footnote 6 of “Summary Compensation Table” furnished below for additional information.

Determining Named Executive Officer Compensation

Our Committee will review annually a tally sheet, a summary of the following key components of compensation, for each officer.

•	Current salary;
•	Annual cash incentive opportunity;
•	Outstanding vested and unvested equity awards;
•	Retirement benefits;
•	Health benefits;
•	Perquisites; and
•	“Walkaways” – amounts payable upon separation, before and after a change-of-control of the company.

The Committee will compare the tally sheets with peer and survey data to assess the competitiveness of these elements with respect to our compensation program design and objectives. See “Benchmarking Data” above for additional information.

Mr. Stroup, in conducting his annual performance reviews of officers, will score them on achieving:

•	Our core company values;
•	Leadership skills;
•	Annual personal objectives; and
•	Personal development needs.

Aside from giving each officer an overall score of 1 (least effective) to 5 (exceptional) that will be used to determine any adjustment in their base salaries, he also will score each of them on achieving his or her annual personal objectives: 0.5 (lowest) to 1.5 (highest). This score (referred to as a Personal Performance Factor) is one of the two components used in determining annual cash incentive awards under our ACIP and the number of PSUs granted under our long-term equity plan. See “Personal Performance Factor” for more information on how overall scores and Personal Performance Factors are used in determining merit increases and incentive awards, respectively.

On an ongoing basis, the Board conducts performance reviews of Mr. Stroup’s performance. The Chair of the Nominating and Corporate Governance Committee will interview each director to obtain his or her thoughts on Mr. Stroup’s capabilities and performance as CEO. The Committee Chair will then, on behalf of the Board, meet with Mr. Stroup to review a summary of their comments and assign a Personal Performance Factor of between 0.8 and 1.2. Given Mr. Stroup’s position, the Compensation Committee thought that the Company Financial Factor should play a more significant role in determining his annual cash incentive opportunity. The Committee therefore reduced and narrowed Mr. Stroup’s personal performance factor range to 0.8 to 1.2. See “Chief Executive Officer Compensation” for more information on Mr. Stroup’s compensation.

Employment Agreements

Each executive officer has an employment agreement with the Company that addresses compensation and amounts payable upon separation from the Company in the event of resignation, retirement, termination for cause, termination without cause, change-of-control of the company, disability and death. A quantitative summary of these events for each listed officer is provided below under the caption “Payments upon Termination or Change of Control.” For each executive officer, the Committee, with the assistance of Deloitte, reviewed the key provisions of these agreements to ensure they were competitive based on peer group and leading practice data. The termination provisions of these agreements were provided to address the competitive market for the positions filled by each officer and to allay executive concerns about their own personal situation in the event of a change in control of the Company. In consultation with Deloitte, the Committee determined that it was preferable to provide executive officers with a predetermined separation arrangement in the event they were to leave the Company under certain circumstances rather than negotiate such terms on a case-by-case basis. Beginning in 2010, new executive employment agreements will no longer contain a gross-up to compensate the executives for an Internal Revenue Code Section 280G excise tax. Instead the executives will be given the option of either (a) collecting their full severance and paying the excise tax themselves with no assistance from the Company or (b) reducing the severance payments to an amount that prevents the excise tax from being imposed.

III.	2009 Compensation Analysis

Total Direct Components of Executive Officer Compensation

A.	Base Salary

Salaries of executive officers are reviewed annually and at the time of a promotion or other change in responsibilities. Increases in salary are based on a review of the individual’s performance, the competitive market, the individual’s experience and internal equity. For executives that earn an overall performance score of 3 or more, base salaries (which were frozen for 2009 for executive officers) may be adjusted using a merit salary increase matrix, discussed below. An executive who scores less than 3 and fails to improve his or her performance may be subject to disciplinary action, including dismissal.

The executive is scored on our merit salary increase matrix that is annually reviewed and, if appropriate, revised to reflect the competitive market based on the salary survey data noted above. The Committee reviews the merit budget and salary increase matrix. The executive’s salary is classified based on three categories – below market, market and above market.

2009 Merit Increase Guidelines for U.S. Employees (including all of the Named Executive Officers)

	Current	1	2	3	4
Current	Salary as a %	Least	Needs		Highly	5
Salary	of Midpoint	Effective	Improvement	Effective	Valued	Exceptional
Above Market	106-120%	0%	0%	0-2%	0-4%	3-5%

Market	95-105%	0%	0%	0-3%	2-6%	4-6%

Below Market	80-94%	0%	0%	2-4%	3-6%	5-8%

The timing and amount of any salary adjustment will be based on the executive’s annual overall performance ranking and whether the executive falls “below,” “at” or “above” market as compared to the applicable survey data noted above.

For example, an executive with an overall ranking of “5” who is “above market” will receive a lower salary increase than an executive with a ranking of “5” who is “below market”.

The named executive officers’ salaries and market scorings are provided in the following table:

Name	Annual Base Salary at January 1, 2010	Market Scoring
Mr. Stroup	$700,000	99% (Market)

Mr. Benoist	$400,000	110% (Above Market)

Mr. Bloomfield	$310,000	97% (Market)

Mr. Kumra	$355,000	115% (Above Market)

Mr. Suggs	$355,000	96% (Market)

B.	Annual Performance-Based Cash Incentive Awards

Executive officers participate in our annual cash incentive plan. We had 1,242 employees participate in the plan’s 2009 performance offering. Under the plan, participants earn cash awards based on the achievement of Company and individual performance goals. For 2009, the amount paid under the plan to all participants was $12,345,831 or 0.87% of 2009 revenue.

Annual cash incentive awards primarily reward short-term financial and operational performance goals (referred to below as a “Financial Factor) and the accomplishment of the participant’s personal goals (referred to above and in greater detail below as the “Personal Performance Factor”).

The award is computed using the following formula:

Actual Award = Target Award X Financial Factor X Personal Performance Factor.

To ensure the company can deduct the awards as an ordinary business expense under IRC Section 162(m) (which limits the deductibility of compensation in excess of $1 million to certain officers unless such excess compensation is “performance-based”), the 2009 awards to the named executive officers who are subject to the tax provision were initially set to achieve a maximum payout subject to the Compensation Committee’s right to reduce the award, which the Committee did in arriving at the amounts noted below.

2009 Annual Cash Incentive Awards

First Half (January 1, 2009 through June 28, 2009)

	First Half	Target Bonus		Actual Cash	Actual Award as a
	Target as a % of	Award(2)	Financial	Award(3)	% of First Half
Name	Salary(1)	($)	Factor	($)	Salary
Mr. Stroup	65	455,000	0.30	150,150	42.9

Mr. Benoist	42.5	170,000	0.30	58,650	29.3

Mr. Bloomfield	35	108,500	0.30	35,805	23.1

Mr. Kumra	35	124,250	1.33	190,040	107.1

Mr. Suggs	35	124,250	0.64	99,400	56.0

(1)	Target annual cash incentive awards for the first 6-month period represent one-half of an executive’s target annual incentive opportunity as a percentage of base salary.
(2)	The target bonus award is the product of the target opportunity as a percentage of base salary (column 1) X the officer’s annual base salary.
(3)	On a scale of 0.5 to 1.5 (0.8 to 1.2 for Mr. Stroup), personal performance factors ranged from 1.10 to 1.25.

Second Half (June 29, 2009 through December 31, 2009)

		Target Bonus		Actual Cash	Actual Award as a
	Target as a % of	Award(2)	Financial	Award(3)	% of Second Half
Name	Salary(1)	($)	Factor	($)	Salary
Mr. Stroup	65	455,000	1.68	840,840	240.2

Mr. Benoist	42.5	170,000	1.68	328,440	164.2

Mr. Bloomfield	35	108,500	1.68	200,508	129.4

Mr. Kumra	35	124,250	1.55	221,476	124.8

Mr. Suggs	35	124,250	1.30	201,906	113.8

(1)	Target annual cash incentive awards for the second 6-month period represent one-half of an executive’s target annual incentive opportunity as a percentage of base salary.
(2)	The target bonus award is the product of the target opportunity as a percentage of base salary (column 1) X the officer’s annual base salary.
(3)	On a scale of 0.5 to 1.5 (0.8 to 1.2 for Mr. Stroup), personal performance factors ranged from 1.10 to 1.25.

Financial Factor

The Financial Factor for Messrs. Stroup, Benoist and Bloomfield was based entirely on our consolidated results — 80% on consolidated net income from continuing operations and 20% on consolidated working capital turns. These performance metrics were chosen because they are, in the view of the Committee and management, the key drivers to improve operating results and achieve our strategic objectives.

The Financial Factor for Messrs. Kumra and Suggs, who as named executive officers that oversee business units, was divided between their division results (70%) and consolidated results (30%). We chose this split to provide division presidents with the appropriate focus on achieving their division operating and financial goals.

Definitions used in calculating the Financial Factor

•	The First Half 2009 “Working capital turns” are based on a six-point average of working capital turns at the end of each month during the period January 1, 2009 through June 28, 2009. The Second Half 2009 “Working capital turns” are based on a six point average of working capital turns at the end of each month during the period June 29, 2009 through December 31, 2009. “Working capital turns” for each half of 2009 were computed based on a ratio calculated at the end of each month of (i) annualized actual cost of goods sold for the prior two months and the current month to (ii) operating working capital at the end of the month.

•	“Net income” is consolidated revenues less cost of sales less selling, general and administrative expenses (SG&A) less interest expense, plus interest income, plus other income, less other expense, less tax expense and less any loss from discontinued operations.

•	“Operating income” is revenues less cost of sales less selling, general and administrative expenses (SG&A) of the applicable business unit (i.e., Asia Pacific with respect to Mr. Kumra and Americas with respect to Mr. Suggs).

The Committee reserves the right to adjust these measures for unusual events that may occur during the year. See “Adjustments” for more information.

The performance metrics we use that make up the Financial Factor support our short- and long-range business objectives and strategy. We have selected two financial metrics for both our short- and long-term incentive plans because we believe no one metric is sufficient to capture the performance we are seeking to achieve and any one metric in isolation may not promote appropriate management performance.

In setting performance goals, we consider our annual and long-range business plans and factors such as our past variance to targeted performance, economic and industry conditions, and our industry performance. We set challenging, realistic goals that will motivate performance. We recognize that the metrics may need to change over time to reflect new priorities and, accordingly, review these performance metrics annually.

The 2009 thresholds and targets of the performance goals that make up the Financial Factor reflect a significant level of difficulty for the executives given the business environment and challenges faced by the Company in 2009. The first half target for the consolidated net income component of the Financial Factor was one-half of the consolidated net income component used by the Company in its 2009 operating budget and the first half target for the working capital turns component of the Financial Factor was the actual year-end 2008 working capital turns plus one-half turn improvement. In developing second half targets, we set the net income target at five percent greater than actual net income for the first half and we did not adjust the working capital turns target for the second half.

The targets for each period represented stretch goals in light of the economic downturn that began in the fourth quarter of 2008. Any Financial Factor exceeding 2.0 requires Compensation Committee approval and individual awards may not exceed $5 million per year. The amount payable to all participants in any one-year performance period is capped at three times the total target amounts for all participants.

For purposes of determining the Financial Factor for cash incentive payouts in 2009, the two performance metrics were considered independent of one another. That is, a cash incentive award can be granted if either the threshold of net income or the threshold of working capital turns, but not both, is met.

The table below shows thresholds, targets, actual levels of performance and the Financial Factors for each performance period of 2009 for the Named Executive Officers.

2009 Financial Factor for Consolidated Results
(Income figures in thousands of dollars)

	Performance		Financial
Officers and Applicable Components	Levels	Weighting	Factors(1)
Messrs. Stroup, Benoist and Bloomfield

Consolidated Net Income		80%

First Half Threshold	34,240

First Half Target	42,800

First Half Actual (as adjusted)	23,098

Second Half Threshold	19,421

Second Half Target	24,276

Second Half Actual (as adjusted)	31,329

Consolidated Working Capital Turns		20%

First Half Threshold	5.0

First Half Target	5.5

First Half Actual (as adjusted)	5.0

Second Half Threshold	5.0

Second Half Target	5.5

Second Half Actual (as adjusted)	7.0

First Half Financial Factor			0.30

Second Half Financial Factor			1.68

	Performance		Financial
Officers and Applicable Components	Levels	Weighting	Factors(1)
Mr. Kumra

Division Operating Income		50%

First Half Threshold	11,360

First Half Target	14,200

First Half Actual (as adjusted)	12,588

Second Half Threshold	14,240

Second Half Target	17,800

Second Half Actual (as adjusted)	17,330

Division Working Capital Turns		20%

First Half Threshold	5.5

First Half Target	6.0

First Half Actual (as adjusted)	9.4

Second Half Threshold	5.5

Second Half Target	6.0

Second Half Actual (as adjusted)	7.9

Consolidated Net Income (see above)		24%

Consolidated Working Capital Turns (see above)		6%

First Half Financial Factor			1.33

Second Half Financial Factor			1.55

Mr. Suggs

Division Operating Income		50%

First Half Threshold	72,640

First Half Target	90,800

First Half Actual (as adjusted)	73,207

Second Half Threshold	60,000

Second Half Target	75,000

Second Half Actual (as adjusted)	74,593

Division Working Capital Turns		20%

First Half Threshold	5.1

First Half Target	5.6

First Half Actual (as adjusted)	5.3

Second Half Threshold	5.1

Second Half Target	5.6

Second Half Actual (as adjusted)	6.9

Consolidated Net Income (see above)		24%

Consolidated Working Capital Turns (see above)		6%

First Half Financial Factor			0.35

Second Half Financial Factor			1.59

(1)	When it was decided mid-year that the thresholds and targets for working capital would not be adjusted for the second half, it was decided that the full-year average working capital results would be used to calculate first and second half financial factors. While this resulted in no net impact on full-year cash incentive awards, the financial factors and the cash incentive amounts for each half differ from what would have resulted from using half-year measures for working capital. In order to ensure compliance with Internal Revenue Code Section 162(m), we separately calculated the financial factors for our executive officers using the half-year working capital measures shown in the tables above.

Adjustments

Consolidated net income, consolidated working capital, division operating income and division working capital were adjusted to reflect certain unusual events that occurred during the year. These adjustments primarily concerned asset impairment and restructuring of the Company’s operations. The Committee believed it was appropriate to adjust the financial results for these matters to encourage timely restructuring of the Company’s operations. These restructurings were necessary for the Company to achieve its operating income and working capital goals, which are key elements in improving operating and financial performance.

Had these adjustments not been made, the Financial Factor for Messrs. Stroup, Benoist and Bloomfield would have been 0.36 for each performance period, for Mr. Kumra would have been 1.26 for the first half and 1.73 for the second half, and for Mr. Suggs would have been 0.35 for the second half.

Personal Performance Factor

Awards based on the Financial Factor are adjusted by each executive officer’s Personal Performance Factor, which may range from 0.5 to 1.5 (0.8 to 1.2 for Mr. Stroup per his agreement with the Board) based on the attainment of their 2009 personal performance goals. The personal performance goals reflected in the Personal Performance Factor measure the attainment of short and long-term annual goals, including those set out in the Company’s three-year strategic plan. Unlike the Financial Factors which are measured objectively, personal performance goals can be more qualitative in nature and the determination of their accomplishment generally requires the judgment of the evaluating supervisor (Mr. Stroup for Messrs. Benoist, Bloomfield, Kumra and Suggs and the Board for Mr. Stroup).

To achieve its strategic goals relating to organic growth, operating income and return on invested capital, the Company pursued various initiatives in 2009 that included: developing and implementing global marketing and sales processes, increasing the number of high potential employees, and improving its operational efficiency through Lean management techniques. Messrs. Stroup, Benoist, Bloomfield, Kumra and Suggs had personal goals designed to facilitate these initiatives based on the scope of their responsibilities. For example, Mr. Stroup’s 2009 personal goals included increasing sales at key channel partners and improving the Company’s standard margins and Mr. Bloomfield’s included developing acquisition procedures for emerging markets.

Mr. Stroup annually scores each executive officer on the achievement of their goals and the Board scores Mr. Stroup on the attainment of his goals. The 2009 Personal Performance Factors for the named executive officers ranged from 1.10 to 1.25.

C.	Performance-Based Equity Awards

Our long-term equity incentive plan is designed to align the financial interests of our executives and our stockholders by providing executives with a continuing stake in the long-term success of the company. In addition, with grants of stock appreciation rights (SARs) that have value only if Belden’s stock price increases, the plan emphasizes pay-for-performance. For 2009, executive officers received half of their equity awards under the plan in the form of SARs and the other half in the form of performance share units (PSUs). The SARs were granted in February 2009 at the closing price of Belden stock on the grant date. Half of the PSUs granted in February 2009 were measured based on the first half performance period and the other half were measured based on the second half performance period.

Individual performance, the competitive market, executive experience and internal equity were factors used to determine the total dollar value of SARs and PSUs granted to each executive officer in 2009, which we refer to as the “Long-Term Incentive (LTI) Value”.

LTI Value

We use the following matrix to determine the LTI for each officer. An officer did not receive an equity award in 2009 if his or her 2008 PPF was less than .85. Mr. Stroup’s LTI for 2009 was based on his employment agreement. His agreement provides that, for 2009 and 2010, he will receive equity awards having a grant date value of not less than $2.5 million per year. See below under “Chief Executive Officer Compensation” and “2009 Equity Awards of NEOs” for more information.

LTI Value Matrix

PPF (Personal Performance Factor)	0.85-1.15	1.16-1.50

Percent of Target LTI	70-120	130-190

To illustrate the LTI value matrix, assume the target LTI is $100,000 and the officer’s PPF is 1.0; he or she would receive equity valued between $70,000 to $120,000. If the officer’s PPF is 1.16, he or she would receive equity valued between $130,000 to $190,000.

We used the Black-Scholes-Merton (Black-Scholes) option pricing formula to calculate SAR values and the number of PSUs granted was based on Belden’s stock price on the date of grant. The intended grant date value is then allocated as follows:

SARs = (50% X LTI value) divided by the Black-Scholes value of a Belden SAR, rounded to the nearest multiple of 100.

PSUs for each half = (50% X LTI value) divided by Belden’s stock price on January 16, 2009, rounded to the nearest multiple of 100 X 0.50.

The following table summarizes the terms of each award.

Terms of 2009 SARs and PSUs Granted to Officers

Type	Amount	Terms
SARs	1/2 of annual total equity award amount	Exercise price is 100% of the closing fair market value on the grant date.
SARs vest equally over three years and expire ten years after the grant date.
Upon exercise, the participant will receive in Belden shares the excess of fair market value per share at the time of exercise over the exercise price times the number of shares subject to the SAR.
PSUs	1/2 of annual total equity award amount	At the end of the two 2009 performance periods, a PSU holder will receive:
• No RSUs if applicable performance period consolidated (corporate) Financial Factor was less than 70 percent of the target level.
• 0.5 RSU for each PSU if the applicable performance period consolidated (corporate) Financial Factor was 70 percent of the target level.
• 1.0 RSU for each PSU if the applicable performance-period consolidated (corporate) Financial Factor was 100 percent of the target level.
• 1.5 RSUs for each PSU if the applicable performance period consolidated (corporate) Financial Factor was 120 percent or more of the target level; the maximum equals 1.5 RSUs for each PSU.
• The number of RSUs is prorated for performance between 70 percent and 100 percent and between 100 percent and 120 percent of the target level for the applicable performance period’s consolidated (corporate) Financial Factor

RSUs received vest equally over two years.

The SARs provide a material incentive to executives to obtain a significant stock ownership stake in the Company, but only if the Company’s share price increases during their ten-year term, and they serve as a retention tool because they take three years to fully vest. The PSUs have value to the holder only if targeted financial performance goals are achieved during their one-year performance measurement period and if the employee remains employed by the Company during the vesting period.

Unlike our annual cash incentive plan, under which the criteria have separate thresholds, PSUs holders receive RSUs based on a consolidated (corporate) Financial Factor, which must meet a combined threshold of 0.7 in order for any RSUs to be awarded.

At its February 2009 meeting, the Compensation Committee approved equity award grants in the form of 871,100 SARs, 346,300 PSUs and 120,075 RSUs to over 270 employees. The total of the SARs, the RSUs and the RSUs that resulted from the PSUs represented approximately 2.6% of outstanding shares of Belden stock on February 24, 2009. The table below shows grants of SARs and PSUs to the named executive officers. Because the 2008 Financial Factor was less than 0.7, no RSUs were awarded in February 2009 based on the PSUs that were issued in February

2008. Because the corporate first half 2009 Financial Factor for the first half 2009 performance period was less than 0.7, no RSUs were awarded in February 2010 based on the first half 2009 PSUs that were issued in February 2009. These results are reflective of our policy to use equity awards as both a retention tool and an award for positive performance. However, because the corporate second half 2009 Financial Factor was 1.68, RSUs were issued in February 2010 for the second half PSUs at a rate of 1.5 RSU per PSU.

2009 Equity Awards to NEOs

				RSUs(3)
		PSUs(2)	PSUs(2)	For the 2008 PSU
Name	SARs(1)	First Half	Second Half	Performance Period
Mr. Stroup	167,800	44,100	44,100	0

Mr. Benoist	52,000	13,500	13,500	0

Mr. Bloomfield	24,000	6,250	6,250	0

Mr. Kumra	38,000	10,000	10,000	0

Mr. Suggs	28,500	7,750	7,750	0

(1)	The Committee granted SARs at the closing price of Belden stock on February 24, 2009 ($11.92), the grant date of the award.

(2)	The number of PSUs granted to the named executive officers in 2009 was based in part on their 2008 Personal Performance Factor. The 2008 Personal Performance Factor for the listed executive officer ranged from 0.85 to 1.17. Recipients who received PSUs in 2009 were entitled to receive RSUs in February 2010 that would vest equally over two years if the Company met the threshold payout (0.7) for either of the applicable performance periods for 2009. We used the consolidated (corporate) Financial Factor for each period. The Company did not meet the threshold for the first half 2009 performance period and, as a result, no RSUs were issued in February 2010 for the first half performance period. However, the Company did meet the threshold for the second half 2009 performance period, resulting in the RSUs (noted in the following table) being issued in February 2010 for the second half 2009 performance period to plan participants, including the named executive officers. The Financial Factor used in determining the number of RSUs for each listed officer for the second half 2009 performance period was the second half 2009 Financial Factor for consolidated results 1.68. Because this exceeded the maximum percent (1.20), each listed officer received 1.5 RSUs in February 2010 for each PSU he received for the second half 2009 performance period.

RSUs awarded in February 2010 to NEOs for the attainment of objectives for the second half 2009 performance period of the second half 2009 PSU awards.

Name	Number

Mr. Stroup	66,150
Mr. Benoist	20,250
Mr. Bloomfield	9,375
Mr. Kumra	15,000
Mr. Suggs	11,625

One-half of these RSUs will vest one year after the grant date; the other half will vest two years after the grant date. Upon vesting, the holder will receive one Belden share for each RSU. The 2009 Financial Factor is discussed above under the heading “Financial Factor.”

(3)	No RSUs were awarded to the named executive officers or other plan participants in February 2009 with respect to the 2008 PSUs because the 2008 Financial Factor as determined by the Committee at its February 2009 meeting did not reach the threshold for the grant of RSUs (0.7).

Stock Ownership Guidelines

To align their interests with those of the Company’s stockholders, Company officers who are required to report their holdings of Belden stock to the Securities and Exchange Commission must hold stock whose value is at least three times their annual base salary (five times in the case of Mr. Stroup). Officers have five years from May 2005 (the date the guidelines were implemented or, if later, five years from becoming an officer) to acquire the appropriate shareholdings. In addition, officers must make interim progress toward the ownership requirement during the five year period — 20% after one year, 40% after two years, 60% after three years and 80% after four years. For purposes of determining ownership, unvested RSUs and the value of vested but unexercised, in-the-money options and SARs are included. For calculation purposes, the Company will use the higher of the current trading price or the acquisition price. As of March 22, 2010 (our record date for the annual meeting), each of the named executive officers either met his interim or five-year stock ownership guideline. In accordance with Company policy, an officer is prohibited from selling Belden stock received from the Company as an equity award until the officer meets the interim guideline.

Tax Deductibility of Compensation

Internal Revenue Code Section 162(m) imposes a limit of $1 million on the amount of compensation that Belden may deduct in any one year with respect to certain executive officers, including the CEO. There is an exception to this limitation for performance-based compensation meeting certain requirements. Stock option and SAR awards are performance-based compensation meeting those requirements and, as such, should be fully deductible. The Company anticipates that its 2009 annual cash incentive and performance share awards will be performance-based compensation under IRC 162(m).

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible but considers these tax considerations when reviewing executive compensation.

Executive Compensation Recovery

In accordance with the Sarbanes-Oxley Act of 2002, Mr. Stroup, as CEO, and Mr. Benoist, as CFO, must forfeit certain bonuses and profits if the Company is required to restate its financial statements as a result of misconduct. In addition, if the Board of Directors determines that any other executive officer has engaged in fraudulent or intentional misconduct that results in the Company restating its financial statements because of a material inaccuracy, the Company, as permitted by law, will seek to recover any cash incentive compensation or other equity-based compensation (including proceeds from the exercise of a stock option or SAR) received by the officer from the Company during the 12-month period following the first public issuance or filing with the SEC of the financial statement required to be restated.

Chief Executive Officer Compensation

All elements of Mr. Stroup’s compensation are approved by the Board or the Compensation Committee. Upon his appointment in 2005, Mr. Stroup entered into an employment agreement with the Company, having an initial term of three years, which the Board has extended to October 2011. Mr. Stroup’s current base salary of $700,000 is four percent below the median of peer data compiled by Deloitte at the beginning of 2009 and was between the 25th and 50th percentile of survey data compiled at the time his agreement was extended in 2008. His target total direct compensation (base salary, annual cash incentive and long-term equity awards) is four percent above the 75th percentile of survey data. See “Benchmarking Data” for the companies in the peer group used in determining competitive information.

Through Mr. Stroup’s stewardship, we took restructuring actions to deal with the global recession very early in the process to right-size the company’s operations and to continue our progress in achieving our strategic objectives. These included the closure of a number of manufacturing facilities and the divestiture of a German business, actions that generated more than $40 million in savings in 2009. We still made investments to improve our market delivery system, which included improving our channel relationships and growing market share at our global accounts, those customers representing our largest end-user revenue. Using Lean enterprise techniques, we reduced costs by flexing our cost structure and significantly improved our working capital and inventory turns. Despite lower demand caused by general economic conditions, we expanded our year-over-year gross profit margins and generated more than $100 million in free cash flow. We also made substantial progress with our talent initiatives by tripling the number of our high potential associates. Based on these results, the Board gave Mr. Stroup a Personal Performance Factor within Mr. Stroup’s PPF range (0.8 to 1.2) of 1.1. Mr. Stroup’s total direct compensation (salary, annual cash incentive award, and long-term equity award) for 2009 was approximately 24% below his 2008 total direct compensation.

Officers Employment Agreements

The Company has an employment agreement with each of the listed officers. These agreements address key provisions of the employment relationship, including payment of severance benefits upon a termination of employment before and after a change of control of the Company. Information regarding benefits under these agreements is provided following this Compensation Discussion and Analysis under the heading “Potential Payments upon Termination or Change of Control”.

Aircraft Leasing

The Company from time to time leases corporate aircraft as needed to provide flexibility to executive officers and other associates for business use and to allow more efficient use of executive time for Company matters. It is Company policy that corporate aircraft shall be used for business purposes only. The Nominating and Corporate Governance Committee reviews management’s use of corporate aircraft throughout the year to confirm management’s compliance with the policy.

SUMMARY COMPENSATION TABLE

						Non-	Change
						Equity	in Pension Value
						Incentive	and Nonqualified
						Plan	Deferred	All Other
Name and				Stock	Option	Compen-	Compensation	Compensa-
Principal		Salary(1)	Bonus	Awards(2)	Awards(3)	sation(4)	Earnings(5)	tion(6)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John Stroup	2009	700,000		1,509,984	1,552,150	990,990	142,796	64,729	4,960,649
President and	2008	686,026		1,273,856	4,179,571	136,500	117,053	113,615	6,506,621
Chief Executive	2007	600,000	—	—	2,179,146	1,497,600	94,428	83,344	4,454,518
Officer

Gray Benoist	2009	400,000		462,240	481,000	387,090	46,719	52,278	1,829,327
Senior Vice	2008	375,000		380,928	408,126	39,000	56,465	66,702	1,326,221
President, Finance,	2007	360,000	—	357,825	314,495	450,400	36,439	30,505	1,549,664
Chief Financial
Officer and Chief
Accounting Officer

Kevin Bloomfield	2009	310,000		214,000	222,000	236,313	114,451	30,621	1,127,385
Senior Vice	2008	305,000		180,224	190,242	34,000	90,011	53,723	853,200
President,	2007	293,500	—	200,382	174,494	685,700	62,669	48,189	1,464,934
Secretary and General Counsel

Naresh Kumra	2009	355,000		292,600	183,540	411,516	18,431	186,377	1,447,464
Executive Vice	2008	408,996		253,952	271,542	88,600	46,155	126,045	1,195,290
President, Asia	2007	288,086	—	114,504	1,111,892	305,343	34,492	152,265	2,006,582
Pacific Operations

Denis Suggs	2009	355,000	—	226,765	137,655	301,306	31,868	19,885	1,072,479
Executive Vice
President, American
Operations and
Global Cable
Products

(1)	Salaries are amounts actually received. Mr. Kumra received compensation in U.S. Dollars, Hong Kong Dollars as well as Indian Rupee. For this table Mr. Kumra’s compensation was converted into U.S. Dollars based on the exchange rate on December 31 of each respective year.

(2)	Reflects the aggregate grant date fair value with respect to awards of stock for each named officer computed in accordance with FASB ASC Topic 718. See Grants of Plan-Based Awards Table for 2009 stock awards to the named officers. The assumptions used in calculating these amounts are described in Note 15: Share-Based Compensation, to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Each amount listed in column (e) represents the grant date fair value of performance share units (PSUs) based on the assumption that the Company would meet its performance goals at the target level, resulting in one restricted stock unit (RSU) being issued to the officer for each PSU. In each case, performance at 120% of target levels or greater would have resulted in the issuance of 1.5 RSUs for each PSU. During the applicable performance periods, the Company periodically analyzes performance and makes appropriate adjustments to the amount of stock-based compensation expense it records. Based on this structure, the maximum grant date fair value of each award (in dollars) is as follows:

	Mr. Stroup	Mr. Benoist	Mr. Bloomfield	Mr. Kumra	Mr. Suggs
2009	2,264,976	693,360	321,000	438,900	340,148

2008	1,910,784	571,392	270,336	380,928	Not Listed

2007	—	536,738	300,573	171,756	Not Listed

(3)	Reflects the aggregate grant date fair value with respect to awards of options or SARs for each named officer computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are described in Note 15: Share-Based Compensation, to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(4)	Represents amounts earned under the Company’s annual cash incentive plan as determined by the Compensation Committee at its February 2010 meeting.

(5)	The amounts in this column reflect the increase in the actuarial present value of the accumulated benefits under the Company’s defined benefit plans in which the named executives participate. None of the named executives received above-market or preferential earnings on deferred compensation.

			Company’s		Life			Tax
			Matching		Insurance			Preparation
			Contributions		and	Commuting		Costs
			In Its Defined	Club Dues	Long Term	Costs	Foreign Cost	(including	Restricted
			Contribution	(including tax	Disability	(including tax	of Living	tax gross	Stock	Tax
(6)	Year	Total	Plan	gross up)	Benefits	gross up)	Adjustment*	up)	Dividends	Equalization
John Stroup	2009	64,729	37,643	5,862	3,383			2,841	15,000

	2008	113,615	98,263	12,181	3,171

	2007	83,344	81,000		2,344

Gray Benoist	2009	52,278	19,755	5,862	6,717	14,274			5,670

	2008	66,702	37,143	4,752	6,203	18,604

	2007	30,505	25,515		4,990

Kevin Bloomfield	2009	30,621	15,480	5,862	5,685			444	3,150

	2008	53,723	44,582	3,791	5,350

	2007	48,189	39,839		4,150				4,200

Naresh Kumra	2009	186,377			2,807		146,359		1,860	35,351

	2008	126,045			521		125,524

	2007	152,265					152,265

Denis Suggs	2009	19,885	16,790		2,600				495

*	Per Mr. Kumra’s Executive Employment Agreement, the Company pays an annual foreign cost of living adjustment to compensate Mr. Kumra for relocating his family from the United States to India. This amount consists of the following items: a housing allowance (net of his hypothetical U.S. housing expense), residential utilities, residential security, automobile expense, school fees for Mr. Kumra’s children and travel to the U.S. for Mr. Kumra and his family once per year.

GRANTS OF PLAN-BASED AWARDS

								All Other	All Other
								Stock	Option	Exercise	Grant
		Estimated Future Payouts Under						Awards:	Awards:	or Base	Date Fair
		Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Number of	Number of	Price of	Value of
								Shares of	Securities	Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards(5)	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Units(3) (#)	Options(4) (#)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

John Stroup		455,000	910,000

	02/24/2009				44,100	88,200	132,300				1,509,984

	02/24/2009							-			-

	02/24/2009								167,800	11.92	1,552,150

Gray Benoist		170,000	340,000

	02/24/2009				13,500	27,000	40,500				462,240

	02/24/2009							-			-

	02/24/2009								52,000	11.92	481,000

Kevin Bloomfield		108,500	217,000

	02/24/2009				6,250	12,500	18,750				214,000

	02/24/2009							-			-

	02/24/2009								24,000	11.92	222,000

Naresh Kumra		124,250	248,500

	02/24/2009				10,000	20,000	30,000				292,600

	02/24/2009							-			-

	02/24/2009								38,000	11.92	183,540

Denis Suggs		124,250	248,500

	02/24/2009				7,750	15,500	23,250				226,765

	02/24/2009							-			-

	02/24/2009								28,500	11.92	137,655

(1)	The amounts in column (c) represent the cash payment under the Company’s annual cash incentive plan (“Plan”) that would have been made if the threshold performance for 2009 was met and the amounts in column (d) represent the cash payment under the plan that would have been made if the target performance for 2009 was met. Although there is no maximum level of financial performance, the Plan is capped with respect to payment of individual awards at a maximum award of $5 million per year and the amount payable to all participants in any one-year performance period is capped at three times the total target amounts for all participants.

(2)	The Compensation Committee granted the performance shares unit awards (PSUs) at its February 24, 2009 meeting. The number of PSUs granted to the named executive officers in 2009 was based on their 2008 Personal Performance Factor. (See above under the heading “Compensation Discussion and Analysis” for a discussion of Personal Performance Factors.) The award periods during which performance is measured are January 1, 2009 through June 28, 2009 and June 29, 2009 through December 31, 2009. Any payout is made in restricted stock units (RSUs). The payout of RSUs based on the PSU awards is a function of the consolidated (corporate) Financial Factor for the 2009 annual cash incentive awards as summarized above in the “Compensation Discussion and Analysis” under the heading “Financial Factor.” If the Financial Factor for a performance period were equivalent to 0.7 (Threshold), then the PSU holder would be entitled to one-half (0.5) of an RSU for each PSU. If the Financial Factor were equivalent to 1.2 (Maximum) or greater, then the PSU holder would be entitled to receive one and one-half (1.5) of an RSU for each PSU. If the Financial Factor were equivalent to 1.0, then the PSU holder would be entitled to one RSU for each PSU. The number of RSUs is prorated for performance between the Threshold and Maximum. If the Financial Factor for the performance period were less than 0.7, then the PSU holder would not be entitled to receive any RSUs. After expiration of the second performance period, the Committee determined at its February 2010 meeting the actual performance for the 2009 performance periods. The first half Financial Factor for each named executive officer used in determining the number of awarded RSUs was the first half consolidated Financial Factor of 0.30, which resulted in no RSUs being awarded. The second half Financial Factor for each named executive officer used in determining the number of awarded RSUs was the second half consolidated Financial Factor of 1.68, which resulted in 1.5 RSUs being issued for each PSU. The actual number of RSUs issued to the named executive officers is as follows: Mr. Stroup — 66,150, Mr. Benoist — 20,250, Mr. Bloomfield — 9,375, Mr. Kumra — 15,000 and Mr. Suggs — 11,625. These RSUs vest 50% on February 22, 2011 and 50% on February 22, 2012.

(3)	Because the Company did not attain at least Threshold performance during 2008, the 2008 PSUs did not result in the issuance of any RSUs.

(4)	The amounts in column (j) are the number of SARs or stock options granted to each of the named executive officers in 2009. These awards vest in equal amounts over three years on the first, second and third anniversaries of the grant date.

(5)	The exercise price for awarded SARs or stock options was the closing price of the Belden shares on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
			Equity						Plan	Awards:
			Incentive						Awards:	Market
			Plan						Number	or Payout
			Awards:					Market	of Unearned	Value of
	Number of	Number of	Number of		Value of		Number of	Value of	Shares,	Unearned
	Securities	Securities	Securities		Unexercised		Shares or	Shares or	Units	Shares,
	Underlying	Underlying	Underlying		in-the-		Units of	Units of	or Other	Units or
	Unexercised	Unexercised	Unexercised	Option	Money		Stock That	Stock That	Rights That	Other
	Options(1)	Options(2)(3)	Unearned	Exercise	Options at	Option	Have Not	Have Not	Have Not	Rights That
	(#)	(#)	Options	Price(4)	Fiscal Year	Expiration	Vested(6)	Vested(7)	Vested(8)	Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	End	Date	(#)	($)	#	($)(7)
(a)	(b)	(c)	(d)	(e)	($)(5)	(f)	(g)	(h)	(i)	(j)

John Stroup	451,580		-	19.9300	898,644	10/31/2015	154,784.93	3,392,886	88,200	1,933,344

	113,600			25.8050	-	2/22/2016

	71,600	35,800		47.7050	-	2/21/2017

	27,867	55,733		40.9600	-	2/20/2018

		195,037		37.2600	-	4/01/2018

		167,800		11.9200	1,678,000	2/24/2019

Gray Benoist	29,446		-	33.0000	-	8/24/2016	9,090	199,253	27,000	591,840

	10,334	5,166		47.7050	-	2/21/2017	5,625	123,300

	8,367	16,733		40.9600	-	2/20/2018

		52,000		11.9200	520,000	2/24/2019

Kevin Bloomfield	25,000			21.7500	4,250	2/16/2010	3,150	69,048	12,500	274,000

	8,000			26.3800	-	2/14/2011

	10,000			20.8650	10,550	2/18/2012

	12,000			13.3000	103,440	2/18/2013

	12,000			19.0750	34,140	2/23/2014

	20,000			22.6650	-	3/30/2015

	5,600			25.8050	-	2/22/2016

	5,734	2,866		47.7050	-	2/21/2017

	3,900	7,800		40.9600	-	2/20/2018

		24,000		11.9200	240,000	2/24/2019

Naresh Kumra	9,400		-	26.3800	-	3/01/2016	1,800	39,456	20,000	438,400

	3,200	1,600		47.7050	-	2/21/2017

		50,000		47.7050	-	2/21/2017

	5,567	11,133		40.9600	-	2/20/2018

		38,000		11.9200	380,000	2/24/2019

Denis Suggs	4,534	2,266	-	53.9000	-	6/11/2017	7,250	158,920	15,500	339,760

	4,734	9,466		40.9600	-	2/20/2018	2,475	54,252

		28,500		11.9200	285,000	2/24/2019

(1)	Shows vested options and SARs.

(2)	Shows unvested options and SARs.

(3)	For Mr. Stroup, his 35,800 unexercisable SARs expiring on 2/21/17 vest on 2/21/10. His 55,733 unexercisable SARSs expiring on 2/20/2018 vest as follows: 27,867 on 2/20/10 and 27,866 on 2/20/11. His 195,037 unexercisable options expiring on 4/1/2018 all vest on 2/21/13. His 167,800 unexercisable SARSs expiring on 2/24/2019 vest as follows: 55,934 on 2/24/10, 55,933 on 2/24/11 and 55,933 on 2/24/12. For Mr. Benoist, his 5,166 unexercisable SARs expiring on 2/21/07 vest on 2/21/10. His 16,733 unexercisable SARs expiring on 2/20/2018 vest as follows: 8,367 on 2/20/10 and 8,366 on 2/20/11. His 52,000 unexercisable SARs expiring on 2/24/2019 vest as follows: 17,334 on 2/24/10, 17,333 on 2/24/11 and 17,333 on 2/24/12. For Mr. Bloomfield, his 2,866 unexercisable SARs that expire on 2/21/2017 vest on 2/21/10. His 7,800 unexercisable SARs that expire on 2/20/2018 vest as follows: 3,900 on 2/20/10 and 3,900 on 2/20/11. His 24,000 unexercisable SARs that expire on 2/24/2019 vest as follows: 8,000 on 2/24/2010, 8,000 on 2/24/11 and 8,000 on 2/24/12. For Mr. Kumra his 1,600 unexercisable SARs that expire on 2/21/2017 vest on 2/21/10. His 50,000 unexercisable SARs that expire on 2/21/2017 vest on 2/21/10. His 11,133 unexercisable SARs that expire on 2/20/2018 vest as follows: 5,567 on 2/20/10 and 5,566 on 2/20/11. His 38,000 unexercisable SARs that expire on 2/24/2019 vest as follows: 12,667 on 2/24/10, 12,667 on 2/24/11 and 12,666 on 2/24/12. For Mr. Suggs his 2,266 unexercisable SARs that expire on 6/11/2017 vest on 6/11/10. His 9,466 unexercisable SARs that expire on 2/20/2018 vest as follows: 4,734 on 2/20/10 and 4,732 on 2/20/11. His 28,500 unexercisable SARs that expire on 2/24/2019 vest as follows: 9,500 on 2/24/10, 9,500 on 2/24/11 and 9,500 on 2/24/12.

(4)	The exercise price of option and SAR awards granted in 2008 and 2009 was the closing price of Belden shares on the grant date. The exercise price of option and SAR awards granted prior to 2008 was the average of the high and low prices of Belden shares on the grant date.

(5)	The value represents the product of (a) the number of options/SARs outstanding and (b) the difference between the closing market price of Belden shares on December 31, 2009 ($21.92) and the applicable option exercise price.

(6)	Mr. Stroup’s 154,784.93 restricted stock units (RSUs) vest on 10/31/2010. Mr. Benoist’s 9,090 RSUs vest on 8/24/2011 and his 5,625 RSUs vest on 2/20/2010. Mr. Bloomfield’s 3,150 RSUs vest on 2/20/2010. Mr. Kumra’s 1,800 RSUs vest on 2/20/2010. Mr. Suggs’ 7,250 RSUs vest on 6/11/2012 and his 2,475 RSUs vest on 2/20/2010.

(7)	The market value represents the product of the number of shares and the closing market price of Belden shares on December 31, 2009 ($21.92).

(8)	On February 24, 2009, Messrs. Stroup, Benoist, Bloomfield, Kumra, and Suggs were granted performance share units (PSUs) in the amounts of 88,200, 27,000, 12,500, 20,000, and 15,500 respectively. After expiration of the two six-month performance periods during 2009, these executive officers were awarded the following RSU awards in February 2010 for achieving the performance criteria for the PSU grants: Mr. Stroup, 66,150 RSUs; Mr. Benoist, 20,250 RSUs; Mr. Bloomfield, 9,375 RSUs; Mr. Kumra, 15,000 RSUs; and Mr. Suggs, 11,625 RSUs. The RSUs will vest in equal amounts on 2/22/2011 and 2/22/2012.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares			Value Realized
	Acquired on	Value Realized on	Number of Shares	on
	Exercise	Exercise	Acquired on Vesting	Vesting(1)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

John Stroup	-	-	37,500	448,125

Gray Benoist	-	-	16,988	203,569

Kevin Bloomfield	-	-	7,950	95,318

Naresh Kumra	-	-	4,300	47,396

Denis Suggs	-	-	2,475	29,824

(1)	The dates on which the executive officers had stock awards vest and the applicable fair market values on those days are as follows: 2/20/2009 – $12.05; 2/21/2009 – $11.95; 2/22/2009 - $11.95; and 3/1/2009 – $10.2825. When the vesting date falls on a trading day, the fair market value is the average of the high and low trading prices of Belden shares on that day. When the vesting date falls on a non-trading day, the fair market value is the average of (a) the average of the high and low trading prices of Belden shares on the trading day immediately preceding the vesting date and (b) the average of the high and low trading prices of Belden shares on the trading day immediately following the vesting date. Mr. Stroup acquired 37,500 shares on 2/21/2009. Mr. Benoist acquired 5,625 shares on 2/20/2009 and 11,363 shares on 2/21/2009. Mr. Bloomfield acquired 3,150 shares on 2/20/2009, 1,800 shares on 2/21/2009 and 3,000 shares on 2/22/2009. Mr. Kumra acquired 1,800 shares on 2/20/2009 and 2,500 shares on 3/1/2009. Mr. Suggs acquired 2,475 shares on 2/20/2009.

PENSION BENEFITS

			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit(2)	Last Fiscal Year
Name	Plan Name(1)	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

John Stroup	Pension Plan	4.2	58,032	-

	Excess Plan		351,459	-

Gray Benoist	Pension Plan	3.4	49,656	-

	Excess Plan		95,606	-

Kevin Bloomfield	Pension Plan	28.8	536,599	-

	Excess Plan		139,927	-

Naresh Kumra(3)	Pension Plan	3.8	5,145	-

	Excess Plan		103,816	-

Denis Suggs	Pension Plan	2.6	36,516	-

	Excess Plan		30,474	-

(1)	Each of the named executive officers participates in the Belden Wire & Cable Company Pension Plan (“Pension Plan”) and the Belden Wire & Cable Company Supplemental Excess Defined Benefit Plan (“Excess Plan”) with the exception of Naresh Kumra. The Pension Plan is a cash balance plan. The account of each participant increases on an annual basis by 4% of the participant’s eligible compensation up to the Social Security wage limit ($106,800 for 2009) and by 8% of the participant’s eligible compensation in excess of the Social Security wage limit up to the limit on compensation that may be taken into account by a plan qualified under the Internal Revenue Code ($245,000 for 2009). The Excess Plan provides the benefit to the participant that would have been available under the Pension Plan if there were not a limit on compensation that may be taken into account by a plan qualified under the Internal Revenue Code. In general, eligible compensation for a participant includes base salary plus any amount earned under the annual cash incentive plan. Upon retirement, participants in the Pension Plan may elect a lump sum distribution or a variety of annuity options. Upon retirement, participants in the Excess Plan may elect a lump sum distribution.

(2)	The computation of the value of accumulated benefit for each individual incorporates a 5.50% discount rate, an interest credit rate of 4.5%, and an expected retirement age of 65.

(3)	Naresh Kumra did participate in the Pension Plan, but is no longer participating since he is no longer living in the U.S. and is not subject to U.S. Taxes and is thus, no longer eligible for the U.S. Pension Plan. Mr. Kumra does participate in a non U.S. cash balance retirement plan.

NONQUALIFIED DEFERRED COMPENSATION*

	Executive	Registrant		Aggregate	Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Balance at
	Last FY	Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
John Stroup	67,150	26,618	22,458	-	790,466
Gray Benoist	14,230	8,730	6,152	-	219,685
Kevin Bloomfield	7,580	4,455	15,022	-	502,612
Naresh Kumra	-	-	169	-	5,547
Denis Suggs	9,617	5,765	1,363	-	57,666

*	Each of the named executive officers participates in the Belden Supplemental Excess Defined Contribution Plan (“Excess DC Plan”). Amounts reflected in column (c), but not those in column (d), have been reflected in column (i) of the Summary Compensation Table. A portion of amounts included in column (f), attributable to years prior to 2006, were not reported as compensation in such years.

EMPLOYMENT, SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has written agreements with each of the named executive officers. The Compensation Committee (with the assistance of Deloitte and management) reviewed the key provisions of the executive employment agreements to ensure they were competitive, based on peer group and market survey data.

John Stroup. Mr. Stroup entered into an employment agreement with the Company, effective October 31, 2005, and it was amended and restated in 2008. The amended agreement is for a term through October 31, 2011 and is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. Mr. Stroup’s current base salary of $700,000 per year is subject to annual review. He is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan, and all other employment benefit plans available to senior executives. His target annual cash incentive award is 130% of his base salary. In 2008, Mr. Stroup received a retention SAR award having a grant date value of $3 million. The SARs vest in five years and were granted at the closing price of Belden shares on the grant date. Upon his appointment, Mr. Stroup received an inducement equity award of 451,580 stock options with an exercise price equal to the fair market value of Belden stock ($19.93). The options generally vest in equal installments over three years and expire in ten years. Also as a part of his inducement award upon his appointment, Mr. Stroup received an award of 150,526 RSUs that vest in five years and will be paid in Company stock upon vesting. Amounts payable in the event of Mr. Stroup’s separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Gray Benoist. Mr. Benoist entered into an employment agreement with the Company, effective August 24, 2006, and it was amended and restated in 2008. The agreement’s initial term is for five years and is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. Mr. Benoist’s base salary of $400,000 per year is subject to annual review. Mr. Benoist is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan, and all other employment benefit plans available to senior executives. His target annual cash incentive award is 85% of his base salary. Upon his appointment, Mr. Benoist received an inducement equity award of 29,446 SARs with an exercise price equal to the fair market value of Belden stock on that date ($33.00). The SARs generally vest in equal installments over three years and expire in ten years. Also upon his appointment, Mr. Benoist received an award of 9,090 RSUs (which vest in five years and will be paid in Company stock upon vesting) and an award of 15,151 PSUs. The PSUs were based on achieving target performance for 2006 and in February 2007, the Compensation Committee awarded Mr. Benoist 22,727 RSUs for the attainment of the 2006 PSU goals. The RSUs vest equally over two years. Amounts payable in the event of separation of Mr. Benoist’s employment are noted below under “Potential Payments upon Termination or Change in Control.”

Kevin Bloomfield. Mr. Bloomfield entered into an employment agreement with the Company, effective July 15, 2007, and it was amended and restated in 2008. The agreement’s initial term is for three years and is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. The agreement reflects his continuing employment with the Company at an annual base salary of $310,000. His base salary is subject to annual review. Mr. Bloomfield is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan and all other employment benefit plans available to senior executives. His target annual cash incentive award is 70% of his base salary. Amounts payable in the event of his separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Naresh Kumra. Mr. Kumra entered into an employment agreement with the Company, effective April 1, 2010. The agreement’s initial term is for three years and is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. The agreement reflects his continuing employment with the Company at an annual base salary of $355,000. His base salary is subject to annual review. Mr. Kumra is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan and all other employment benefit plans available to senior executives. His target annual cash incentive award is 70% of his base salary. Amounts payable in the event of his separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Denis Suggs. Mr. Suggs entered into an employment agreement with the Company, effective June 11, 2007, and it was amended and restated in 2008. The agreement’s initial term is for three years and is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. The agreement reflects his continuing employment with the Company at an annual base salary of $355,000. His base salary is subject to annual review. Mr. Suggs is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan and all other employment benefit plans available to senior executives. His target annual cash incentive award is 70% of his base salary. Amounts payable in the event of his separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Each named executive officer’s employment agreement with the Company provides for the potential payment of severance and other benefits upon certain terminations of employment. In addition, pursuant to the terms of the Company’s equity incentive plans, upon certain termination events, the executive will be entitled to acceleration of his outstanding and unvested equity awards.

Termination not for cause prior to a change in control

Pursuant to the employment agreements, in the event a named executive officer is terminated without “cause,” as defined below, the executive will be entitled to receive:

■	severance payments equal to the sum of the officer’s current base salary plus his annual target bonus (multiplied by 1.5 in the case of Mr. Stroup), payable in equal semi-monthly installments over a twelve-month period (eighteen months in the case of Mr. Stroup);

■	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination;

■	in the case of Messrs., Stroup, Benoist and Suggs, the unvested portion of certain equity awards granted on the original date of employment, will vest on the date of termination; and

■	continued participation in the Company’s medical and dental plans for twelve months.

Pursuant to the employment agreements, “cause” is defined to include the officer’s:

■	willful and continued failure to perform his duties following appropriate opportunities to cure the deficiencies;

■	conviction of a felony or any crime involving moral turpitude;

■	lack of authority to enter the employment agreement without violating another agreement to which officer was a party; and

■	gross misconduct in the performance of his employment duties.

Termination not for cause by the Company or for good reason by the officer after a change in control

Each employment agreement provides that if, within two years following a “change in control,” as defined below, the officer is terminated without cause or resigns for “good reason,” the officer will be entitled to receive:

■	severance payments equal to the sum of the officer’s current base salary plus his annual target bonus multiplied by two, payable in equal semi-monthly installments over a 24-month period;

■	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination;

■	unvested equity awards vest upon the “change in control”;

■	continued participation in the Company’s medical and dental plans for 24 months; and

■	if necessary, a gross-up payment to cover the officer’s excise tax liability under IRC Section 280G where the present value of his payments is more than 110% of the threshold at which such amounts become an excess parachute payment under IRC Section 280G.

A “change in control” of the Company generally will occur when a person acquires more than 50% of the outstanding shares of the Company’s stock or a majority of the Board consists of individuals who were not approved by the Board. Upon a change in control in the Company, the named executive officers will have the right for a period of two years to leave the Company for “good reason” and receive the amounts set out above should the scope of their employment with the Company “negatively and materially” change.

Death/Disability

The Company provides long-term disability coverage and life insurance coverage for the executive officers on terms consistent with and generally available to all salaried employees. Upon the officer’s death or disability, the officer, or the officer’s heirs will be entitled to receive:

■	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination; and

■	unvested equity awards vest immediately.

Retirement

Under the Company’s equity plans, an employee who has reached the age of 55 can voluntarily retire from the Company with the result that all unvested equity awards that were granted at least one year prior to the retirement date shall immediately vest in full and any options or stock appreciation rights are eligible for exercise for the shorter of three years or the original term of the award. Messrs. Stroup, Kumra and Suggs are not eligible for retirement.

Estimate of Payments

The estimated payments owed to each officer upon the various termination events are based on the following assumptions and/or exclusions:

■	it is assumed that each triggering event occurred on December 31, 2009 and that the value of our common stock was the closing market price of our stock on that date, or $21.92 (in the case of Termination not for cause by the Company or for good reason by the officer after a change in control, it is assumed that the change in control and the termination both occurred on December 31, 2009);

■	the payments do not include any amounts earned and owed to the officer as of the termination date, such as salary earned to date, unreimbursed expenses or benefits generally available to all employees of the Company on a non-discriminatory basis (the 2009 Non-Equity Incentive Plan Compensation is included based on the technical requirement that an employee must be employed on January 1, 2010 to earn the 2009 bonus. The officers’ employment agreements would entitle them to receive the 2009 bonus even if termination occurred on December 31, 2009);

■	the payments include only additional benefits that result from termination and do not include any amounts or benefits earned, vested, accrued or owing under any plan. See “Outstanding Equity Awards at Fiscal Year-End”, “Pension Benefits” and “Nonqualified Deferred Compensation”; and

■	in performing calculations for determining whether a Section 280G gross-up payment was applicable, no reductions were made to the hypothetical severance amounts to allocate amounts as reasonable compensation or to a non-competition agreement. The values placed on the acceleration of previously unvested equity awards were consistent with the regulations set out under Section 280G and the methodology was consistent with our standard practices for determining fair value of equity awards for our financial statements. Section 280G is not applicable to Mr. Kumra as he is not a U.S. citizen and does not reside in the U.S.

			Accelerated Vesting of
			Equity Value
		2009 Non-
		Equity		Stock	Welfare	Excise Tax
	Aggregate	Incentive Plan	Restricted	Options/	Benefits	Gross-up
Name	Severance	Compensation	Stock Units	SARs	Continuation	Payment	Total
John Stroup
Termination not for cause prior to a change in control	$2,415,000	$990,990	$3,392,886	-	$15,449	-	$6,814,325
Termination not for cause by the Company or for good reason by the officer after a change in control	$3,220,000	$990,990	$3,392,886	$1,678,000	$20,598	-	$9,302,474
Death/Disability	-	$990,990	$4,842,894	$1,678,000	-	-	$7,511,884
Retirement	-	-	-	-	-	-	-

Gray Benoist
Termination not for cause prior to a change in control	$740,000	$387,090	$205,616	-	-	-	$1,332,706
Termination not for cause by the Company or for good reason by the officer after a change in control	$1,480,000	$387,090	$331,166	$520,000	-	-	$2,718,256
Death/Disability	-	$387,090	$775,046	$520,000	-	-	$1,682,136
Retirement	-	-	$331,166	$520,000	-	-	$851,166

Kevin Bloomfield
Termination not for cause prior to a change in control	$527,000	$236,313	-	-	$10,299	-	$773,612
Termination not for cause by the Company or for good reason by the officer after a change in control	$1,054,000	$236,313	$70,308	$240,000	$20,598	-	$1,621,219
Death/Disability	-	$236,313	$275,808	$240,000	-	-	$752,121
Retirement	-	-	$70,308	$240,000	-	-	$310,308

Naresh Kumra
Termination not for cause prior to a change in control	$603,500	$411,516	-	-	$13,397	-	$1,028,413
Termination not for cause by the Company or for good reason by the officer after a change in control	$1,207,000	$411,516	$40,176	$380,000	$26,794	-	$2,065,486
Death/Disability	-	$411,516	$368,976	$380,000	-	-	$1,160,492
Retirement	-	-	-	-	-	-	-

Denis Suggs
Termination not for cause prior to a change in control	$603,500	$301,306	$162,545	-	$10,299	-	$1,077,650
Termination not for cause by the Company or for good reason by the officer after a change in control	$1,207,000	$301,306	$217,787	$285,000	$20,598	-	$2,031,691
Death/Disability	-	$301,306	$472,607	$285,000	-	-	$1,058,913
Retirement	-	-	-	-	-	-	-

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 19, 2010. BELDEN INC. BELDEN INC. 7733 FORSYTH BLVD., SUITE 800 ST. LOUIS, MO 63105 Meeting Information Meeting Type: Annual For holders as of: 3/22/10 Date: 5/19/10 Time: 11:00 AM CDT Location: Saint Louis Club, Pierre Laclede Center The Lewis & Clark Room, 16th Floor 7701 Forsyth Blvd. St. Louis, MO 63105 For Meeting Directions Please Call 314-854-8031 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). You will not receive a paper copy of the materials unless you make this request. We encourage you to access and review all of the important information contained in the proxy materials before voting. See the reverse side of this notice to obtain proxy materials and voting instructions. M22700-P89421

Before You Vote How to Access the Proxy Materials M22701-P89421 Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT ANNUAL REPORT How to View Online: Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 5, 2010. How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-Digit Control Number available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items The Board of Directors recommends that you vote “FOR” the following Proposal. 1. To elect ten directors, each for a term of one year. 01) David Aldrich 06) Glenn Kalnasy 02) Lorne D. Bain 07) Mary S. McLeod 03) Lance C. Balk 08) John M. Monter 04) Judy L. Brown 09) Bernard G. Rethore 05) Bryan C. Cressey 10) John S. Stroup To act upon such other business as may properly come before the meeting. M22702-P89421

M22703-P89421

INSTRUCTIONS FOR VOTING YOUR PROXY Belden Inc. encourages you to take advantage of a cost-effective, convenient way to vote the shares. You may vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or the Internet. Your telephone or Internet vote must be received no later than 11:59 p.m. Eastern Time on May 18, 2010, and BELDEN INC. authorizes the proxies named on the proxy card on the reverse side to vote these shares in the same manner as if you marked, signed and returned your proxy card. 7733 FORSYTH BLVD., SUITE 800 If you vote by telephone or Internet, do not return your proxy card by mail. ST. LOUIS, MO 63105 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Belden Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date BELDEN INC. M22692-P89421 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. To act upon such other business as may properly come before the meeting. For All Withhold All For All Except 00000Yes No 01) David Aldrich 02) Lorne D. Bain 03) Lance C. Balk 04) Judy L. Brown 05) Bryan C. Cressey 06) Glenn Kalnasy 07) Mary S. McLeod 08) John M. Monter 09) Bernard G. Rethore 10) John S. Stroup 1. To elect ten directors, each for a term of one year. The Board of Directors recommends that you vote “FOR” the following Proposal. (Please sign exactly as name appears on your proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.) PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M22693-P89421 BELDEN INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 19, 2010 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Belden Inc. appoints Kevin L. Bloomfield and Christopher E. Allen, as proxies, acting jointly or severally and with full power of substitution, for and in the name of the undersigned to vote at the Annual Meeting of Stockholders to be held on May 19, 2010, beginning at 11:00 a.m., local time, at the Lewis & Clark Room, 16th Floor, the Saint Louis Club, Pierre Laclede Center, 7701 Forsyth Blvd., St. Louis, Missouri 63105 and at any adjournments or postponements thereof, as directed, on the matter set forth in the accompanying Proxy Statement and on all other matters that may properly come before the Annual Meeting, including on a motion to adjourn or postpone the Annual Meeting to another time or place (or both) for the purpose of soliciting additional proxies. Signing and dating this proxy card will have the effect of revoking any proxy card that you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO CHOICE IS SPECIFIED AND THE PROXY IS SIGNED AND RETURNED, THEN THE PROXY WILL BE VOTED “FOR” THE PROPOSAL AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. To participants in the Belden UK Employee Share Ownership Plan (the “UK Plan”): The number of shares shown on the reverse side includes shares credited to the accounts of participants in the UK Plan. This proxy card therefore will constitute voting instructions not only for shares held directly by participants outside the UK Plan but also for shares held indirectly by participants in the UK Plan. If you own shares through the UK Plan and do not vote, the trustee of the Plan will not be able to vote these shares because the terms of the UK Plan bar the trustee from voting uninstructed shares. Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 7, 2010, and the Annual Report to Stockholders for the year ending December 31, 2009. SEE REVERSE SIDE PROXY